EXHIBIT 10.1

Execution Copy

Purchase And Assumption Agreement

by and between

Independent Bank
a michigan banking corporation

(the "Seller")

and

Chemical Bank
a michigan banking corporation
(the "Purchaser")

May 23, 2012

i

Section 16.12	Interpretation	49
Section 16.13	Specific Performance	49
Section 16.14	No Third Party Beneficiaries	50

SCHEDULES

Schedule 1.1(a)	ATM Lease
Schedule 1.1(b)	Branch Employees
Schedule 1.1(c)	Branches
Schedule 1.1(d)	Deposit Liabilities
Schedule 1.1(e)	Certain Excluded Fixed Assets
Schedule 1.1(f)	Fixed Assets
Schedule 1.1(g)	Loans
Schedule 1.1(h)	CDARs
Schedule 1.1(i)	Prepaid Expenses
Schedule 1.1(j)	Real Property
Schedule 1.1(k)	SBA Loans
Schedule 1.1(l)	Other Assigned Contracts
Schedule 2.1(a)	Service Agreements
Schedule 8.3(a)	Certain Customers1
Schedule 8.3(b)	Certain Indirect Lending Program Dealers/Sellers
Schedule 11.5	Appraised Value of Real Property2

EXHIBITS

Exhibit A	Form of Draft Closing Statement
Exhibit B	Form of Warranty Deed
Exhibit C	Form of Bill of Sale and Assignment
Exhibit D	Form of Assumption Certificate
Exhibit E	Form of Limited Power of Attorney
Exhibit F	Form of Closing Statement
Exhibit G	Form of Final Statement

1 To be provided by Seller at Closing pursuant to Section 8.3.

2 To be provided by Seller in accordance with Section 11.5.

v

PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (the "Agreement") dated as of May 23, 2012, is by and between Independent Bank, a Michigan banking corporation (the "Seller"), and Chemical Bank, a Michigan banking corporation (the "Purchaser").

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, certain assets in accordance with the terms and provisions of this Agreement; and

WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, certain liabilities of Seller in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the agreements, representations, warranties, and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

"Accrued Interest" shall mean, as of any date, (a) with respect to the Deposit Liabilities, the interest and other amounts that are owed to the customer that have been accrued but not paid on the Deposit Liabilities, and (b) with respect to the Loans, interest that is owed and that has been accrued but not paid by the applicable borrower, or any guarantor, surety or other obligor therefor.

"ACH" shall have the meaning specified in Section 12.5.

"Adjusted Payment Amount" shall have the meaning specified in Section 3.3(a).

"Advisory Agreements" shall have the meaning specified in Section 2.1(a).

"Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or a director, officer, partner, joint venturer or member of such Person.

"Agreement" shall have the meaning specified in the preamble and shall include all Schedules and Exhibits to this Agreement.

"Appraised Value" means the sum of the appraised values for all parcels of Real Property.

"Assumption Certificate" shall mean an agreement substantially in the form of Exhibit D hereto.

"Assumed Liabilities" shall have the meaning specified in Section 2.3.

“ATM Lease” shall mean the lease agreement listed on Schedule 1.1(a).

"ATMs" shall mean the on-premises automated teller machines located at the Branches.

"BC Market Area" shall mean Calhoun County, Michigan, and the 10 mile radius of Seller's Richland, Michigan, Branch.

"BEA" shall have the meaning specified in Section 11.2(a).

"Branch Employees" shall mean the employees of Seller listed on Schedule 1.1(b) hereto, but excluding such employees who shall leave Seller's employ between the date hereof and the close of business on the Closing Date, but including replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date and including any Person who fills a vacant position between the date hereof and the Closing Date to provide Branch-related services to Customers.

"Branches" shall mean the branch offices of the Seller listed on Schedule 1.1(c) hereto.

"Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of Michigan.

"Cash" shall mean all petty cash, vault cash, teller cash, and ATM cash located at the Branches (including foreign currency), in each case as of the close of business at the respective Branch (6:00 p.m. local time for each automated teller machine) on the Closing Date.

"Clearing Account" shall have the meaning specified in Section 12.4.

"Closing" shall have the meaning specified in Section 5.1(a).

"Closing Date" shall have the meaning specified in Section 5.1(a).

"Closing Statement" shall have the meaning specified in Section 5.2.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"CRA" shall mean the Community Reinvestment Act.

"Cure Period" shall have the meaning specified in Section 11.4.

"Customers" shall mean, individually and collectively, (a) the Persons named as the owners of the deposit accounts relating to the Deposit Liabilities, (b) the primary obligors under the Loans, (c) the parties (other than Seller and its Affiliates) to the Safe Deposit Agreements, and (d) the customers of Seller who are parties to Advisory Agreements.

"Customer Notices" shall have the meaning specified in Section 10.3(a).

"Damages" shall have the meaning specified in Section 14.1.

"Deposit Agreements" shall mean all applicable deposit contracts, including, without limitation, those relating to overdraft lines and instruments governing or applicable to the Deposit Liabilities.

"Deposit Liabilities" shall mean all of the Seller's obligations and liabilities relating to Seller's deposit accounts at the Branches that are either (a) listed on Schedule 1.1(d), excluding any such accounts that are closed between the date of this Agreement and the close of business on the Closing Date, or (b) opened at and booked to any Branch between the date of this Agreement and the close of business on the Closing Date, which Seller shall add to Schedule 1.1(d) at or prior to the Closing, together with (in the case of both (a) and (b)) Accrued Interest on such deposit accounts, all as exists at the close of business on the Closing Date; provided, however, the Deposit Liabilities do not include the Excluded Deposits or the Excluded IRA Deposits.  The deposit accounts listed (or to be listed) on Schedule 1.1(d) shall include, without limitation, with respect to each Branch, all passbook accounts, statement savings accounts, checking, money market and NOW accounts, certificates of deposit, and IRA accounts.

"Draft Closing Statement" shall mean a draft closing statement prepared by Seller as of the close of business of the fifth (5th) Business Day preceding the Closing Date setting forth an estimate of the Purchase Price (including all adjustments and prorations thereto) substantially in the form attached as Exhibit A hereto.

"Elan Agreement" shall mean the agreement between Seller (and/or one or more of its Affiliates) and Elan Financial Services.

"Employee Benefit Plan" shall mean "employee benefit plan" as defined in Section 3(3) of ERISA and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, severance, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit, or welfare plan, and any other employment, consulting, employee compensation, or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) related to such employee benefit plan (a) that is or was maintained or contributed to by Seller or any of its ERISA Affiliates, (b) with respect to which Seller or any of its ERISA Affiliates has or may have any liability or liabilities, and/or (c) that provides benefits or describes policies or procedures applicable to any current or former employee, officer, director, consultant, service provider, or contractor of Seller or an ERISA Affiliate, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding of such benefits.

"Environmental Laws" shall mean all laws (civil or common), ordinances, rules, regulations, permits, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or injury, damage, or harm caused by, any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and any analogous state law.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (11 U.S.C. § 1101 et seq.).

"ERISA Affiliate" means any entity or trade or business (whether or not incorporated) that together with Seller is treated as a single employer under any of Sections 414(b), (c), (m), or (o) of the Code or Section 4001(a)(14) of ERISA.

"Estimated Payment Amount" shall have the meaning specified in Section 3.2.

"Estimated Purchase Price" shall mean the estimate of the Purchase Price set forth on the Draft Closing Statement.

"Excluded Deposits" shall mean all Deposit Liabilities (a) owned by employees of Seller or any of its Affiliates (other than Transferred Employees), (b) securing, guaranteeing or otherwise relating to any loan that is not a Loan, (c) except as otherwise agreed to by Purchaser and Seller, that are deposits of customers who have, or whose related businesses have, significant business relationships with other offices of Seller not included in the Branches, (d) over which Seller or its Affiliates will continue to have investment authority or discretion following the Closing Date, (e) subject to a legal impediment to transfer or subject to pending or threatened litigation, and (f) that are cashier checks, money orders, travelers checks and expense checks issued before the Closing Date and cash items paid by Seller but not cleared before the Closing Date.

"Excluded Employee" shall have the meaning specified in Section 9.5(a).

"Excluded Fixed Assets" shall mean (a) supplies, signs, marketing aids, trade fixtures or equipment specifically identifying or relating to Seller or any of its Affiliates located at the Branches, (b) software, source and object code, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof located at the Branches, (c) electronic teller station hardware and other hardware related to teller stations and platforms located at the Branches, (d) any equipment and other assets, specifically excluding ATMs, that Purchaser determines cannot continue to be utilized by Purchaser after the Closing Date or does not or will not comply with laws, rules or regulations applicable to Purchaser on or after the Closing Date, provided that Purchaser must provide written notice of all such assets to Seller no later than 10 Business Days before Closing, and (e) any other personal property of Seller or any of its Affiliates identified on Schedule 1.1(e) hereto, less any such items consumed or disposed of, plus new similar items acquired or obtained, in the ordinary course of the operation of the Branches through the close of business on the Closing Date.

"Excluded IRA Deposits" shall have the meaning specified in Section 12.10.

"FDIA" shall mean the Federal Deposit Insurance Act, as amended (12 U.S.C. § 1831(o)).

"FDIC" shall mean the Federal Deposit Insurance Corporation.

"Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in the weekly statistical release published by the Board of Governors of the Federal Reserve System opposite the caption "Federal Funds (Effective)."

"Final" shall mean, as applied to any governmental order or action, that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

"Final Statement" shall have the meaning specified in Section 3.3.

"FIRPTA Affidavits" shall mean affidavits pursuant to Section 1445 of the Code certifying to the non-foreign entity status of the Seller.

"Fixed Assets" shall mean all of the furniture, fixtures, equipment and other assets of the Seller set forth on Schedule 1.1(f) hereto, less any items consumed or disposed of, plus new items acquired or obtained, in the ordinary course of the operation of the Branches through the close of business on the Closing Date, but excluding the Excluded Fixed Assets.

"Governmental Authority" shall mean any federal, state, or local court, governmental body, regulatory agency, authority, commission, tribunal, or securities exchange.

"Hazardous Substance" has the meaning set forth in Section 9601 of CERCLA and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including, without limitation, petroleum (and all derivatives thereof), asbestos, radon, and polychlorinated biphenyls.

"Indemnified Party" shall mean any of the Persons entitled to indemnification pursuant to Section 14.1 or Section 14.2, as applicable.

"Indemnifying Party" shall mean, in the case of indemnity obligations pursuant to Section 14.1, the Seller, and, in the case of indemnity obligations pursuant to Section 14.2, the Purchaser.

"Indirect Lending Program" shall mean the arrangement of Seller pursuant to which Seller (and/or one or more of its Affiliates) extends credit to borrowers for the purchase of vehicles, RVs, boats, ATVs, or similar property through contractual or other arrangements Seller or any of its Affiliates has with a dealer or other company selling or offering such property.

"Indirect Loans" shall mean all loans owned by Seller or any of its Affiliates that were originated through the Indirect Lending Program.

"IRA" shall mean an individual retirement account as specified in Sections 408 and 408A of the Code.

"IRA Deposit Liability" shall mean a Deposit Liability in a deposit account that is an IRA.

"IRS" shall mean the Internal Revenue Service of the United States.

"Knowledge" of a fact shall mean: (a) with respect to Seller, any of the President, Chief Financial Officer, Executive Vice President of Retail Banking, or any officer with the title of senior vice president or above who has responsibility with respect to the operations of the Branches is actually aware of the fact or should reasonably be aware of the fact in their capacities as officers of Seller; and (b) with respect to Purchaser, any of the President, Chief Financial Officer, the Executive Vice President in charge of operations or any officer with the title of senior vice president or above and who has responsibility for the operations of Purchaser is actually aware of the fact or should reasonably be aware of the fact in their capacities as officers of Purchaser.

"Lien" shall mean any lien, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

"Loans" shall mean:

(a)           (i) all loans listed on Schedule 1.1(g), subject to any repayments or prepayments, in whole or in part, and advances or other credits affecting the balance of any such loans as of the date hereof through the close of business on the Closing Date, and (ii) all loans identified by Purchaser on a supplement to Schedule 1.1(g) and delivered to Seller not later than 10 days prior to the Closing Date, subject to any repayments or prepayments, in whole or in part, and advances or other credits affecting the balance of any such loans as of such date through the close of business on the Closing Date and, in each case, including all Loan Agreements, loan files, and other loan records; Seller's rights in and to any and all collateral held as security therefor or in which a security interest, lien or mortgage has been granted, and all rights in relation thereto; together with Accrued Interest thereon, all as of the close of business on the Closing Date.  In furtherance of (ii), 15 days prior to the Closing Date, Seller shall provide to Purchaser a list of all loans made from the Branches between the date hereof and up to (but not including) the date which is 15 days prior to the Closing Date and provide Purchaser with access to all Seller's Loan Agreements, loan files and records relating to such loans; and

(b)            the SBA Loans.

(c)            Notwithstanding the provisions of subsection (a) above, Loans shall not include:

(i)          loans in which the collateral securing the same has been repossessed or in which collection efforts have been instituted or foreclosure proceedings have been filed;

(ii)         any installment or residential mortgage-related loans 90 calendar days past due within the twelve-month period preceding the Closing Date, and any other loans 90 calendar days past due or otherwise in default;

(iii)        any installment or residential mortgage-related loans where the borrower has a FICO score less than 650;

(iv)        any loan that does not satisfy Purchaser's underwriting standards, provided that Purchaser shall deliver written notice to Seller not later than 10 days prior to the Closing Date of any loan listed on Schedule 1.1(g) (as supplemented by Seller pursuant to subsection (a) above) that does not satisfy Purchaser's underwriting standards;

(v)         loans upon which insurance has been forced placed;

(vi)        loans in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Closing Date;

(vii)       loans subject to a legal impediment to transfer or subject to pending or threatened litigation; or

(viii)      any Indirect Loan.

(d)           For purposes of this Agreement, the outstanding principal balance of any Loan shall be calculated without deduction for any reserves for loan losses.

"Loan Agreement" shall mean all applicable loan contracts and instruments applicable to the Loans.

"Market Value Adjustment Amount" means the amount equal to (x) the Real Property NBV less (y) the Appraised Value of the Real Property.

"Material Adverse Effect" shall mean: (a) with respect to Seller, any circumstance, change in or effect that is materially adverse to the business, operations, results of operations, or the financial condition of the Branches, or the Purchased Assets or Assumed Liabilities, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any circumstance, change in or effect on the Branches directly or indirectly arising out of or attributable to (i) changes in general economic, legal, regulatory or political conditions, (ii) changes in prevailing interest rates, (iii) any actions taken or omitted to be taken pursuant to the terms of this Agreement, or (iv) the announcement of the transactions contemplated by this Agreement, and (b) with respect to Purchaser, any material adverse effect on the ability of Purchaser to perform any of its obligations under this Agreement.

"Non-core Deposit Liabilities" shall mean (a) any deposit placed with Seller through brokers or other financial intermediaries, (b) Deposit Liabilities where the address listed for the depositor in Seller's records is outside the BC Market Area and the Northeast Market Area, (c) certificates of deposit with maturity dates later than 24 months after the Closing Date, and (d) any deposit that Seller obtained or assumed through a bidding process; provided that "Non-core Deposit Liabilities" shall not include any deposits issued through the Certificate of Deposit Account Registry Service on a reciprocal basis with respect to the Customers and in the amounts listed on Schedule 1.1(h).

"Northeast Market Area" shall mean the counties of Alcona, Alpena, Iosco, Montmorency, Presque Isle, Ogemaw, Otsego and Roscommon in the State of Michigan.

"Other Assigned Contracts" shall mean those agreements listed on Schedule 1.1(l).

"Permitted Liens" shall mean (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable, (b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) Liens imposed by law, such as carriers', warehousemen's, and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations that are not past due, (d) easements and restrictions of record that do not materially and adversely affect the value and/or use of the applicable parcel of Real Property as a bank branch, (e) matters disclosed by an accurate ALTA land title survey that do not materially and adversely affect the value and/or use of the applicable parcel of Real Property as a bank branch, (f) zoning, entitlement, building, planning, land use, and other requirements or restrictions imposed by law, rule, or regulation, (g) Liens or other matters consented to by Purchaser pursuant to the terms and conditions of this Agreement, and (h) matters disclosed by any Title Commitment or any Survey to which Purchaser does not object pursuant to Section 11.4.

"Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government, or other entity.

"Prepaid Expenses" shall mean those expenses set forth on Schedule 1.1(i) hereto.

"Purchase Price" shall have the meaning specified in Section 3.1.

"Purchased Assets" shall have the meaning specified in Section 2.1(a).

"Purchaser" shall have the meaning specified in the preamble.

"Purchaser's Account" shall have the meaning specified in Section 3.2.

"Purchaser's Regulatory Approvals" shall mean the approvals of the Board of Governors of the Federal Reserve System and the Michigan Office of Financial and Insurance Regulation.

"Real Property" shall mean the parcels of real property owned by the Seller on which the Branches are located or parcels owned by the Seller adjacent or proximate thereto, and all improvements thereon, all as more fully described on Schedule 1.1(j) hereto.

"Real Property NBV" means the sum of the net book values for all parcels of Real Property as of the last day of the calendar month in which the final appraisal pursuant to Section 11.5 is received.

"Real Property Objection" shall have the meaning specified in Section 11.4.

"Real Property Purchase Price" shall mean:

(a)            If the Market Value Adjustment Amount is Zero Dollars ($0) or less (i.e., if the Appraised Value of the Real Property is equal to or greater than the Real Property NBV), then the Real Property Purchase Price shall equal the Appraised Value of the Real Property.

(b)            If the Market Value Adjustment Amount is greater than Zero Dollars ($0) but less than or equal to One Million Five Hundred Thousand Dollars ($1,500,000), then the Real Property Purchase Price shall equal the sum of (x) the Appraised Value of the Real Property and (y) fifty percent (50%) of the Market Value Adjustment Amount.

(c)            If the Market Value Adjustment Amount is greater than One Million Five Hundred Thousand Dollars ($1,500,000), then the Real Property Purchase Price shall equal the sum of (x) the Appraised Value of the Real Property and (y) Seven Hundred Fifty Thousand Dollars ($750,000).

"Safe Deposit Agreements" shall mean the agreements between Seller and a Customer or Customers relating to safe deposit boxes located in the Branches.

"SBA" shall mean the United States Small Business Administration.

"SBA Consents" shall mean all consents necessary to transfer to Purchaser the SBA Loans.

"SBA Loans" shall mean, collectively, the loans listed on Schedule 1.1(k) hereto and all obligations of Seller to make additional extensions of credit in connection with such loans, as such loans may be increased, decreased, amended, renewed, or extended in the ordinary course of business between the date of this Agreement and the close of business on the Closing Date; provided, however, that SBA Loans shall not include any loan described above if such loan, as of the Closing Date, is (i) subject to a current legal proceeding related to a Customer's inability or refusal to pay such loan or (ii) not current and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code; and provided, further, that with respect to any such loan, to the extent that as of the Closing, Purchaser shall not have received a SBA Consent, such loan shall no longer be deemed a "SBA Loan" hereunder.  Each SBA Loan shall include all documents executed or delivered in connection with such loan to the extent such documents are in the loan file relating to such loan; Seller's rights in and to any and all collateral held as security therefor or in which a security interest, Lien or mortgage has been granted; and all guarantees therefor; together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

"Seller" shall have the meaning specified in the preamble.

"Seller’s Disclosure Statement" shall have the meaning specified at the beginning of Article VI.

"Seller's Representatives" shall have the meaning specified in Section 11.2.

"Service Agreements" shall have the meaning specified in Section 2.1(a).

"Survey" shall have the meaning specified in Section 11.4.

"Third Party Claim" means any legal proceeding by a Person not a party to this Agreement and not an Affiliate of one of the parties to this Agreement.

"Title Commitment" shall have the meaning specified in Section 11.4.

"Title Company" shall have the meaning specified in Section 11.4.

"Transfer Date" shall mean the first day following the Closing Date.

"Transferred Employees" shall mean the Branch Employees who accept offers of employment from Purchaser as contemplated by Section 9.5.

"Warranty Deeds" shall have the meaning specified in Section 5.2(b).

Section 1.2       Accounting Terms.  All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with generally accepted accounting principles consistently applied as are in effect from time to time in the United States of America ("GAAP").

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS AND ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1        Purchase and Sale of Assets; No Other Assets Purchased.

(a)       Subject to the terms and conditions hereof, including without limitation the assumption by Purchaser of the Assumed Liabilities, on the Closing Date, Seller shall sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title, and interest in, to, and under certain assets of the Seller as described below (collectively, the "Purchased Assets"):

(i)         the Fixed Assets;

(ii)        the Loans outstanding as of the Closing Date;

(iii)       the ATMs;

(iv)       the Real Property;

(v)        the Safe Deposit Agreements;

(vi)       all rights of Seller under any building maintenance, service, or similar contracts in effect as of the Closing Date relating solely to the operations of the Branches to the extent such contracts are assignable and do not relate to Excluded Assets, as listed on Schedule 2.1(a) (the "Service Agreements");

(vii)      the Cash;

(viii)     all Prepaid Expenses;

(ix)       all books, records, files, reports, and other information in Seller's possession relating to the Branches, the Loans, the Deposit Liabilities, the Purchased Assets, and the Assumed Liabilities;

(x)         all of Seller's rights under the Deposit Agreements;

(xi)        all of Seller's rights under any contracts for insurance, investment, fiduciary or other products or services between Customers and Prime Vest, or Seller and Prime Vest, or between Seller and/or Customers and any other financial advisory or fiduciary firms (but specifically excluding any rights of Seller or any of its Affiliates under the Elan Agreement) (the "Advisory Agreements"); and

(xii)       to the extent assignable, all of Seller's rights under the Other Assigned Contracts.

(b)      Purchaser and Seller understand and agree that Purchaser is purchasing only the Purchased Assets (and assuming only the Assumed Liabilities) specified in this Agreement.  The parties understand and agree that Seller and its Affiliates are retaining any and all rights and claims which any of them may have with respect to the Purchased Assets, to the extent that such rights or claims relate to the conduct of the business of the Branches prior to the Closing.

Section 2.2       Excluded Assets.  Purchaser shall not be deemed to have purchased, and Seller shall not be deemed to have sold, assigned or transferred, any assets of Seller other than the Purchased Assets (the "Excluded Assets").  Without limitation, the Excluded Assets shall specifically include the Excluded Fixed Assets, the Elan Agreement, and the Indirect Loans.

Section 2.3       Assumed Liabilities.  Subject to the terms and conditions of this Agreement, including without limitation the transfer of the Purchased Assets to Purchaser, on the Closing Date, Purchaser shall assume, and thereafter honor and fully and timely, pay, perform, and discharge when due, only the following liabilities of Seller and shall perform all duties, responsibilities, and obligations of Seller under the following from and after the Closing Date (collectively, the "Assumed Liabilities"):

(a)       the Deposit Liabilities;

(b)       all obligations that accrue after the Closing Date under the Advisory Agreements;

(c)       the Safe Deposit Agreements;

(d)       all obligations that accrue after the Closing Date under the Service Agreements;

(e)       any and all liabilities and obligations relating to the Branches or the Real Property under Environmental Laws that occur after the Closing Date, including, without limitation, the presence of any Hazardous Substance, if and to the extent that the action, omission, or event giving rise to the liability or obligation occurs after the Closing Date;

(f)        all escrow amounts relating to the Loans;

(g)       the Loan Agreements; and

(h)       the Other Assigned Contracts.

Section 2.4       Excluded Liabilities.  Other than the Assumed Liabilities, Purchaser shall not assume or be bound by any duties, obligations or liabilities of Seller of any kind or nature (the "Excluded Liabilities").  Without limitation, the Excluded Liabilities specifically include the Excluded Deposits and the Excluded IRA Deposits.

ARTICLE III

PURCHASE PRICE; PAYMENT; SETTLEMENT; TAX ALLOCATION

Section 3.1        Purchase Price.  The purchase price for the Purchased Assets shall be an amount computed as follows (the "Purchase Price"):

(a)       A premium equal to 3.0% of the average ledger balances of the Deposit Liabilities, excluding Non-Core Deposit Liabilities, associated with the Northeast Market Area for the 20-day period ending two (2) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance shall be treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; PLUS

(b)      A premium equal to 4.0% of the average ledger balances of the Deposit Liabilities, excluding Non-Core Deposit Liabilities, associated with the BC Market Area for the 20-day period ending two (2) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance shall be treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; PLUS

(c)       A premium equal to 1.50% of the average ledger balances of the Deposit Liabilities where the address listed for the depositor in Seller’s records is outside the BC Market Area and the Northeast Market Area, but excluding (x) any deposit placed with Seller through brokers or other financial intermediaries, (y) certificates of deposit with maturity dates later than 24 months after the Closing Date, and (z) any deposit that Seller obtained or assumed through a bidding process, for the 20-day period ending two (2) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance shall be treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; PLUS

(d)      The Real Property Purchase Price; PLUS

(e)      The aggregate net book value of the Fixed Assets and the ATMs owned by Seller, as reflected on the general ledgers of the Seller as of the close of business on the Closing Date; PLUS

(f)       An amount equal to 98.25% of the aggregate outstanding principal amounts of the Loans as of the close of business on the Closing Date; PLUS

(g)      An amount equal to the aggregate Accrued Interest on the Loans as of the close of business on the Closing Date; PLUS

(h)      The aggregate amount of Cash as of the close of business on the Closing Date; PLUS

(i)        The aggregate amount of the Prepaid Expenses as of the close of business on the Closing Date; PLUS

(j)        Any proration amounts payable by Purchaser as determined in this Agreement.

Section 3.2       Payment at Closing.  On or prior to the Closing Date, Seller shall deliver to Purchaser the Draft Closing Statement.  On the Closing Date, Seller shall pay to Purchaser the amount by which the sum of the aggregate balance of the Deposit Liabilities, the unearned revenue applicable to the Safe Deposit Agreements and all escrow amounts relating to the Loans, in each case as of the close of business on the last Business Day preceding the Closing Date, exceeds the Estimated Purchase Price (the "Estimated Payment Amount") by wire transfer of immediately available funds to such account as Purchaser shall advise Seller no later than three (3) Business Days prior to the Closing ("Purchaser's Account").

Section 3.3        Adjustment of Estimated Payment Amount.

(a)       On or before 12:00 noon on the tenth (10th) day following the Closing Date (the "Adjustment Date"), Seller shall deliver to Purchaser a statement substantially in the form attached as Exhibit G hereto (the "Final Statement") setting forth (i) the Purchase Price (including all adjustments and prorations thereto) and each component thereof, and (ii) the aggregate balance of the Deposit Liabilities, the unearned revenue applicable to the Safe Deposit Agreements and all escrow amounts relating to the Loans, in each case as of the close of business on the Closing Date, and shall make available to Purchaser such work papers, schedules, and other supporting data as may be reasonably requested by Purchaser to enable Purchaser to verify such determinations.  Such Final Statement shall also set forth the amount (the "Adjusted Payment Amount") by which the sum of the aggregate balance of the Deposit Liabilities, the unearned revenue applicable to the Safe Deposit Agreements and all escrow amounts relating to the Loans exceeded the Purchase Price (including all adjustments and prorations thereto) calculated as of the close of business on the Closing Date.

(b)      On or before 12:00 noon on the fifteenth (15th) day following the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available funds to Purchaser's Account, an amount equal to the excess of the Adjusted Payment Amount over the Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such excess amount from the Closing Date to but excluding the payment date, or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller by wire transfer of immediately available funds to such account as Seller shall advise Purchaser, an amount equal to such excess, plus interest thereon calculated using the Federal Funds Rate from the Closing Date to but excluding the payment date.

Section 3.4        Allocation of Purchase Price.

(a)       Upon final determination of the Purchase Price, the Purchase Price shall be allocated to the Purchased Assets as mutually agreed by the parties.

(b)      Purchaser and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with such allocation.

Section 3.5        Proration; Other Closing Date Adjustments.

(a)       Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for their own account and own the Loans and other Purchased Assets until the close of business on the Closing Date, and that Purchaser shall operate the Branches, own the Loans and other Purchased Assets and assume the Deposit Liabilities and other Assumed Liabilities for its own account from and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the close of business on the Closing Date, and shall be settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time.  Items of proration will be handled as an adjustment to the Purchase Price and not as adjustments to the Estimated Payment Amount, unless otherwise agreed by the parties hereto.

(b)      For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) amounts prepaid and unused for safe deposit rentals; (ii) sales, real estate, and use taxes (other than such sales, real estate, and use taxes that arise as a result of the transactions contemplated by this Agreement which shall be paid by Seller in accordance with Section 4.1 hereof); (iii) insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Liabilities for the assessment period from and after the Closing Date; (iv) fees for customary annual or periodic licenses or permits; (v) water, sewer, fuel, and utility charges; and (vi) other prepaid items, in each case as of the close of business on the Closing Date.  Real estate taxes shall be prorated according to local practice for determining whether they are assumed to be paid in advance, in arrears or on a calendar year basis; provided that if the parties cannot agree on the local practice for any particular real estate taxes, such taxes shall be prorated on a calendar year basis.

ARTICLE IV

TAXES

Section 4.1        Sales, Transfer and Use Taxes.  Except as otherwise provided in this Agreement, any sales, transfer, use or similar taxes, including but not limited to all transfer taxes required in connection with the transfer of the Real Property to Purchaser, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be paid by Seller on the Closing Date.

Section 4.2        Information Reports.  Purchaser and Seller shall each provide to the IRS on a timely basis and otherwise as required by law Forms 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each Deposit Liability concerning interest paid on, or contributions to and distributions from, the Deposit Liability accounts, as appropriate, for the periods during which Purchaser and Seller, respectively, administered such accounts, including without limitation, any information required by the IRS pursuant to any request for back-up withholding and taxpayer identification number certification records and documents.  Seller shall make such reports for interest paid or credited to Customers on or before the Closing Date and Purchaser shall make such reports after the Closing Date.

ARTICLE V

CLOSING

Section 5.1        Closing Date.

(a)       Closing Date.  Upon the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503-2487, at 10:00 a.m. (which Closing shall be effective as of the close of business on the Closing Date) on the seventh (7th) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article XIII hereof (other than obligations to be performed at the Closing); provided, however, that  either party shall be permitted to extend the Closing Date to such date, which shall be no later than 30 days, in  such party's sole discretion, if such extension is necessary for  such party to be prepared to convert  account information as to the Deposit Liabilities and the Loans  or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the "Closing Date"). Except as otherwise agreed, the Closing shall be held on a Friday in order to facilitate the operational transition from Seller to Purchaser.

(b)      Closing Procedure.  The parties may agree to conduct the Closing in person or by exchange of closing documents by overnight delivery service or by facsimile or electronic transmission.  Seller shall deliver to Purchaser physical possession of the Purchased Assets as of the close of business on the Closing Date.

Section 5.2        Seller's Deliveries.  On or before the Closing Date, the Seller shall deliver to the Purchaser:

(a)       The Estimated Payment Amount;

(b)      Duly executed warranty deeds for the Real Property, pursuant to which the Real Property and all division rights associated therewith, if any, shall be transferred to Purchaser substantially in the form attached as Exhibit B hereto (the "Warranty Deeds");

(c)       A Bill of Sale and Assignment for the Purchased Assets, pursuant to which the Purchased Assets (other than the Real Property) shall be transferred to Purchaser, substantially in the form attached as Exhibit C hereto;

(d)       The Draft Closing Statement;

(e)       The Assumption Certificate;

(f)        The resignation of Seller as custodian with respect to each IRA Deposit Liability account, and the designation of Purchaser as successor custodian with respect thereto;

(g)       The FIRPTA Affidavits;

(h)      ALTA title insurance policies, or marked-up title insurance commitments, preliminary to issuance of ALTA title insurance policies for the Real Property, in the amount of the appraised value for each parcel, and insuring marketable fee title in Purchaser subject only to Permitted Liens;

(i)        A certified copy of resolutions of Seller's Board of Directors authorizing the execution, delivery, and performance of this Agreement by Seller;

(j)        A payoff letter from each secured lender, if any, as necessary to release any Liens (other than Permitted Liens) that may exist on any of the Purchased Assets;

(k)       Any updates to the Seller's Disclosure Statement required by this Agreement;

(l)        A complete set of keys for each Branch, including keys for vaults and ATMs and combinations for all combination locks, appropriately tagged for identification, any manuals, access codes, passwords, or specifications with respect to vaults and ATMs, and all as-built drawings relating to the Branches that are in the possession of Seller;

(m)      A limited power of attorney substantially in the form attached as Exhibit E;

(n)      For any Real Property that is a "facility" within the meaning of MCL 324.20101(1)(r), a written notification pursuant to MCL 324.20116(1);

(o)      An estoppel certificate in a form reasonably acceptable to Purchaser and Seller from any tenant of any portion of the Real Property;

(p)      A statement substantially in the form attached as Exhibit F hereto (the "Closing Statement"); and

(q)      Such other documents as may be required by this Agreement or necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request.

Section 5.3        Purchaser's Deliveries.  On or before the Closing Date, the Purchaser shall deliver to Seller:

(a)       The Assumption Certificate;

(b)      Purchaser's acceptance of its appointment as successor custodian of the IRA Deposit Liability accounts, and its assumption of the fiduciary obligations of the custodian with respect thereto;

(c)       The Closing Statement;

(d)       The SBA Consents;

(e)       A certified copy of resolutions of Purchaser's Board of Directors authorizing the execution, delivery, and performance of this Agreement by Purchaser;

(f)        Evidence of receipt and the satisfaction of all required conditions in connection with Purchaser's Regulatory Approvals; and

(g)      Such other documents as may be required by this Agreement or are necessary to effect the transactions contemplated hereby as Seller shall reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the terms and conditions of this Agreement and except as otherwise set forth in a disclosure statement (the "Seller's Disclosure Statement") delivered to Purchaser as of the date of this Agreement, Seller represents and warrants to Purchaser as follows:

Section 6.1       Organization.  Seller is a bank duly organized, validly existing and in good standing under the laws of the State of Michigan.  Seller is entitled to own its properties where such properties are now owned and operated (including all of the Purchased Assets) and has the requisite power and authority to conduct its business as now being conducted at the Branches.  Seller is an insured depository institution pursuant to the provisions of the FDIA.

Section 6.2       Authority.  Seller has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery, and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller, and this Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 6.3        Non-Contravention.  The execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by Seller do not and, subject to the receipt of all of the Purchaser's Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not (a) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Seller or to which Seller is subject, which breach, violation, or default would have a Material Adverse Effect, (b) constitute a breach or violation of or a default under the articles of incorporation or bylaws of Seller, (c) constitute a violation of or conflict with any court order, injunction, decree, cease and desist order, memorandum of understanding, or similar regulatory consent agreement or other legally binding order to which Seller is a party or subject, or by which Seller is bound, (d) constitute a violation, breach or default under, or extinguish any material rights with respect to, any agreement or instrument to which Seller is a party or subject, or by which Seller is bound, which violation, breach, default, or extinguishment would have a Material Adverse Effect, or (e) require any consent, approval, waiver, extension, amendment, or authorization under any law, regulation, or regulatory constraint, or under any agreement or instrument with respect to the Deposit Agreements, the Loan Agreements, the Assumed Liabilities, or the Purchased Assets, except to the extent failure to obtain any of the foregoing would not have a Material Adverse Effect.

Section 6.4        Compliance with Law. The Branches and operations of the Branches are being conducted in accordance with all applicable laws, rules and regulations of all Governmental Authorities, other than such instances of noncompliance the penalty or liability for which, if imposed or asserted, would not have a Material Adverse Effect.

Section 6.5       Legal Proceedings.  There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Seller, threatened against or affecting (a) the Branches, the Purchased Assets or Assumed Liabilities, or (b) Seller which could prevent or materially delay Seller from performing its obligations under this Agreement.

Section 6.6        Consents and Other Regulatory Matters.

(a)       The execution, delivery, and performance of this Agreement and the other agreements to be entered into in connection herewith by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing or registration with or notification to any Governmental Authority other than the Purchaser's Regulatory Approvals.

(b)       There are no pending, or to the Knowledge of Seller, threatened disputes or controversies between Seller and any federal, state, or local governmental authority, including without limitation with respect to capital requirements that (i) would reasonably be expected to prevent or materially delay Seller from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Seller has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

(c)       The deposits of Seller are insured by the FDIC in accordance with the FDIA, and Seller has paid all assessments and has filed all reports required to be filed by it by the FDIC.

(d)      As of the date hereof, without giving effect to the transactions contemplated hereby, and following the transactions contemplated hereby, Seller is (i) at least "adequately capitalized," as defined in the FDIA, and (ii) meets all capital requirements, standards, and ratios required by each state or federal bank regulator with jurisdiction over the Seller, including without limitation, any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches.

(e)       Seller was rated "Satisfactory" or "Outstanding" following its most recent CRA examination by the regulatory agency responsible for its supervision.

Section 6.7        Purchased Assets. Seller has and, upon consummation of the transaction contemplated by this Agreement, will have transferred to Purchaser, good, sufficient and marketable title to each of the owned Purchased Assets, whether real, personal or a combination of them, free and clear of any mortgages, liens, encumbrances, charges, easements, or restrictions of any kind whatsoever other than Permitted Liens.

Section 6.8        Loans.  With respect to each Loan:

(a)       The Loan is subject to a valid and binding promissory note or other written promise to pay, enforceable against the obligor(s) of such note or other written promise to pay in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles, regardless of whether such enforcement is considered in a proceeding in equity or at law.  The collateral for such Loan (if any) is (i) the collateral described in the applicable security agreement, mortgage, pledge, collateral assignment or other security document, and (ii) is subject to a valid and enforceable Lien, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(b)      Each Loan was underwritten and originated in material compliance with applicable laws and regulations.

(c)      All Loans have been made and maintained in the ordinary course of Seller's business consistent with past practice.

(d)      None of the obligations represented by such Loan Agreements have been modified, subordinated, altered, forgiven, discharged, or otherwise disposed of except as indicated by such Loan Agreements, and to the Knowledge of Seller, no obligor on any Loan is in bankruptcy.  No Loan has been sold to another Person by Seller or is otherwise subject to an agreement to repurchase (other than Seller's obligations to Purchaser pursuant to this Agreement).  Seller owns all servicing rights with respect to each of the Loans, and no other Person has any right, title, claim, or interest in or to any right to service any of the Loans.

(e)       Except as set forth in Section 6.8(a) through (d) above, Seller makes no other representation or warranty of any kind to Purchaser relating to the Loans. Seller shall not be responsible for (i) the sufficiency, value or collectability of any Loan, (ii) any representation, warranty, or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance or compliance by the borrower with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, or (v) inspecting any of the property, books or records of any obligor.

Section 6.9        Absence of Defaults Under Contracts. There is not under any contract or agreement to which Seller is a party, or by which Seller is bound, any existing default by Seller or any other party which could have a Material Adverse Effect on the Assumed Liabilities, the Purchased Assets or the Branches. There is not any existing default by Seller or, to the Knowledge of Seller, any other party under the Other Assigned Contracts.

Section 6.10      Absence of Material Adverse Change. Since December 31, 2011, there has been no material adverse change in the business, properties or operations with respect to each of the Branches.

Section 6.11      Real Property.  With respect to the Real Property:

(a)       None of the Real Property is the subject of any currently pending or, to Seller’s Knowledge, threatened condemnation action.

(b)      Except as disclosed by any Title Commitment or any Survey obtained in connection with this Agreement, Seller has not received notice and has no Knowledge of any violation of any applicable zoning regulation, fire regulation, building code or restriction, restrictive covenant, ordinance, or other law, order, regulation or requirement.

(c)       Except as disclosed by any Title Commitment obtained in connection with this Agreement, there are no existing, and Seller has no Knowledge of any pending, special assessments affecting any Real Property that may be assessed by any Governmental Authority;

(d)      There are no outstanding agreements, options, rights of first offer, rights of first refusal, or other commitments of any nature obligating Seller to transfer any interest in any of the Real Property to any other Person;

(e)       Except as disclosed by any Title Commitment or any Survey obtained in connection with this Agreement, there are no easements or other instruments conveying any rights or interests in any of the Real Property to any other Person; and

(f)       There are no leases, subleases, licenses, or other rental agreements or occupancy agreements that grant any possessory interest in or to any space situated on or in any of the Real Property or that otherwise give rights with regard to the use of any of the Real Property or any portion of any of the Real Property.

Section 6.12     Environmental Matters.  With respect to the Real Property and except as set forth in Seller's Disclosure Statement, if any, delivered pursuant to this Article VI:

(a)       To the Knowledge of Seller, the Real Property and all facilities, improvements, operations, and activities thereon are in compliance with all applicable Environmental Laws.

(b)      No Hazardous Substance has been used, handled, stored, discharged, released or disposed of on, in, under, or from the Real Property by Seller or, to Seller’s Knowledge, any other Person in violation of applicable Environmental Laws.

(c)       No lien has been imposed on the Real Property by any Governmental Authority at the federal, state, or local level in connection with the presence of any Hazardous Substance or pursuant to any Environmental Law.

(d)      Seller has not:  (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Real Property; or (ii) received any request for information, notice, demand letter, administrative inquiry, or complaint pursuant to any Environmental Law or with respect to environmental matters relating to the Real Property.

(e)       To the Knowledge of Seller, the Real Property does not contain, and has never contained, an "underground storage tank," as that term is defined in the Resource Conservation and Recovery Act.

(f)        To the Knowledge of Seller, there are no present or past conditions on the Real Property involving or resulting from a past or present spill, discharge, leak, emission, injection, escape, dumping, or release of any kind of any Hazardous Substance or from any generation, transportation, treatment, storage, disposal, use, or handling of any Hazardous Substance on the Real Property.

(g)      Seller has not received notice of, nor are there outstanding or, to the Knowledge of Seller, pending or threatened, any public or private claims, lawsuits, citations, investigations, or notices or orders of non-compliance relating to the environmental condition of the Real Property.  No parcel of the Real Property is currently undergoing investigation, removal, remediation or cleanup of Hazardous Substances.

Section 6.13      Fixed Assets.  Each Fixed Asset having a book value in excess of $1,000 is in good, operable condition and repair (reasonable wear and tear excepted).

Section 6.14      Deposit Agreements.

(a)       Unless otherwise disclosed in Seller's Disclosure Statement, all Deposit Agreements legally permit Seller to assign and transfer to Purchaser all of Seller's rights, duties, and obligations under the Deposit Agreements upon the terms and conditions set forth in this Agreement.

(b)      Unless otherwise disclosed in Seller's Disclosure Statement, all Deposit Agreements other than certificates of deposit legally permit Purchaser to unilaterally terminate or modify such agreements within 30 days after the Closing Date, subject to delivery of any notice as may be specified in the Deposit Agreements, without the consent of the depositor or depositors and without penalty or additional obligation to Purchaser.

(c)      Except as otherwise disclosed in Seller's Disclosure Statement, each of the Deposit Agreements has been duly authorized, executed, and delivered, and is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(d)      The Deposit Liabilities have been originated, extended, acquired, administered, and maintained in the ordinary course of Seller's business and in material compliance with the documents governing the relevant type of Deposit Liabilities and all applicable laws, regulations and rules of Governmental Authorities.  The Deposit Liabilities are insured by the FDIC through the Deposit Insurance Fund to the fullest extent provided for by applicable laws, rules and regulations, and all premiums and assessments due to date in connection with such insurance have been paid.  No proceedings for the termination or revocation of such insurance are pending, nor to Seller's Knowledge threatened.

(e)      All interest has been accrued on the Deposit Liabilities and Seller's records accurately reflect such accrual of interest in accordance with GAAP.

(f)        Seller has complied in all material respects with all laws, rules and regulations of the IRS regarding taxpayer identification number certification, interest information reporting, and backup withholding of interest payable in connection with all Deposit Liabilities, including reporting requirements applicable to all IRA Deposit Liabilities.

(g)      Except for Deposit Liabilities securing a Loan, no Deposit Liabilities have been pledged to any other Person or are subject to any claims that are superior to the rights of Person(s) shown on the records delivered to Purchaser as the owner(s) of such Deposit Liabilities, other than claims against such owners such as state and federal tax liens, garnishments, and other judgment claims that have matured or may mature into claims against the respective Deposit Liabilities.

(h)      Seller makes no representations or warranties to Purchaser as to whether, or the length of time during which, any accounts relating to Deposit Liabilities will be maintained by the owners of such Deposit Liabilities after the Closing Date.

Section 6.15      Conduct of Business. With respect to the Branches, the Assumed Liabilities, and the Purchased Assets, Seller has conducted its banking business only in the ordinary course since December 31, 2011.

Section 6.16      Tax Matters.  Seller has duly and timely filed all returns and reports, including amendments, which are materially correct, complete and comply in all material respects with all applicable laws and regulations, and has paid when due all real and personal property taxes and assessments, and all payroll and unemployment taxes, including any related penalties, interest, and deficiencies, that have become due and payable with respect to, or may result in a lien upon, the Branches, Branch Employees, or any of the Purchased Assets.  Seller has duly and timely withheld and paid to the appropriate governmental agencies all withholding taxes, including any related penalties, interest, and deficiencies, relating to the payment of interest, earnings, or dividends on the Deposit Liabilities or relating to the payment of wages to the Branch Employees.  For all completed tax years, each Seller has duly and timely sent to each account holder with respect to the Deposit Liabilities an Internal Revenue Service Form 1099 (or a substitute form permitted by law) relating to the interest, earnings, or dividends paid on the Deposit Liabilities for those periods.

Section 6.17      Certain Employment Matters.  With respect to any Branch Employee:

(a)       There is no written or oral, express or implied, employment contract or agreement or assurance of job security.

(b)      Seller has not experienced or been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character, and Seller is not party to any collective bargaining agreement.

(c)       There is no dispute, claim, or charge, pending or, to Seller's Knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment.

Section 6.18      ERISA Matters.  Neither Seller nor any ERISA Affiliate have any liability or liabilities under any Employee Benefit Plan that will become a liability or liabilities of Purchaser or any Affiliate of Purchaser or result in any Lien on the Purchased Assets or on any other assets of Purchaser or any of Purchaser's Affiliates.  None of the Purchased Assets (a) are "plan assets" of any Employee Benefit Plan, (b) are subject to any Lien relating to any Employee Benefit Plan under ERISA, the Code, or otherwise, or (c) otherwise have been identified or earmarked as available for or relating to benefits under any Employee Benefit Plan.

Section 6.19     Books, Records, Documentation, Etc.  The Branch books and records are correct, accurate, and complete, in all material respects.  Seller's Deposit Agreements and Loan Agreements comply in all material respects with applicable federal and state laws and regulations.

Section 6.20     Fiduciary Duties. Seller has performed its duties in the capacity of custodian with respect to the IRA Deposit Liability accounts and in its capacity as escrow agent with respect to any escrow in a fashion which complies in all material respects with ERISA, the Code, and all other applicable laws, regulations, agreements, and instruments.

Section 6.21     Insurance.  Seller maintains in full force and effect insurance on the Purchased Assets in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry.

Section 6.22     Service and Advisory Agreements.  Each Service Agreement and Advisory Agreement is the valid and binding obligation of Seller, and, to the Knowledge of Seller, of each other party to such contracts.  Except as would not reasonably be expected to have a Material Adverse Effect, there does not exist with respect to Seller's obligations under a Service Agreement or Advisory Agreement, or with respect to the obligations of each other party to such Service Agreement or Advisory Agreement, any default (or event or condition that constitutes or, after notice or passage of time or both, would constitute a default) on the part of Seller or such other party, as applicable, under the Service Agreement or Advisory Agreement.  A true and complete copy of each Service Agreement and Advisory Agreement has been delivered to Purchaser.

Section 6.23      No Broker.  Other than engaging Stifel, Nicolaus Weisel to act as financial advisors, (a) no broker or finder, or other party or agent performing similar functions, has been retained by Seller or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Seller or its Affiliates in connection with the transactions contemplated hereby, and (b) no brokerage fee or other commission has been agreed to be paid by Seller or its Affiliates on account of such transactions.

Section 6.24      Effect of Representations and Warranties.

(a)      Seller warrants that its representations and warranties in this Agreement will be true in all material respects at and as of the Closing.  All such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

(b)      During the term of this Agreement, if Seller becomes aware of any facts or of the occurrence or the impending occurrence of any event which would cause one or more of its representations or warranties contained in this Agreement to become untrue, or would have caused one or more of such representations or warranties to be untrue had such facts been known or had such event occurred prior to the execution of this Agreement, then Seller shall promptly give detailed written notice of those matters to Purchaser.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 7.1        Organization.  Purchaser  is a bank duly organized, validly existing and in good standing under the laws of the State of Michigan.

Section 7.2       Authority.  Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser, and this Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforcement may be limited by receivership, conservatorship, and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 7.3        Non-Contravention. The execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all of the Purchaser's Regulatory Approvals, the consummation of the transactions contemplated by this Agreement will not, (a) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, which breach, violation, or default would have a Material Adverse Effect, (b) constitute a breach or violation of or a default under the articles of incorporation or bylaws of Purchaser, (c) constitute a violation of or conflict with any court order, injunction, decree, cease and desist order, memorandum of understanding, or similar regulatory consent agreement or other legally binding order to which Purchaser is a party or subject, or by which Purchaser is bound, (d) constitute a violation, breach or default under, or extinguish any material rights with respect to any agreement or instrument to which Purchaser is a party or subject, or by which Purchaser is bound, which violation, breach or default, or extinguishment would have a Material Adverse Effect, or (e) require any consent, approval, waiver, extension, amendment, or authorization under any law, regulation, or regulatory constraint, or under any agreement or instrument with respect to the Deposit Agreements, the Loan Agreements, the Assumed Liabilities, or the Purchased Assets, except to the extent failure to obtain any of the foregoing would not have a Material Adverse Effect.

Section 7.4        Legal Proceedings.  There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser which could prevent or materially delay Purchaser from performing its obligations under this Agreement.

Section 7.5        Consents and Other Regulatory Matters.

(a)       The execution, delivery, and performance of this Agreement and the other agreements to be entered into in connection herewith by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing or registration with or notification to any regulatory authority other than the Purchaser's Regulatory Approvals.

(b)      There are no pending, or to the knowledge of Purchaser, threatened disputes or controversies between Purchaser and any federal, state, or local governmental authority, including without limitation with respect to capital requirements that (i) would reasonably be expected to prevent or materially delay Purchaser from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby.  Purchaser has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Purchaser believes that it can satisfy all capital and other regulatory requirements necessary to obtain all of the Purchaser's Regulatory Approvals.

Section 7.6        No Broker.  Other than engaging Keefe, Bruyette & Woods to act as financial advisors, (a) no broker, consultant, or finder, or any other party or agent performing similar functions, has been retained by Purchaser or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Purchaser or its Affiliates in connection with the transactions contemplated hereby and (b) no brokerage fee or other commission has been agreed to be paid by Purchaser or its Affiliates on account of such transactions.

Section 7.7        Effect of Representations and Warranties.

(a)       Purchaser warrants that its representations and warranties in this Agreement will be true in all material respects at and as of the Closing.  All such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

(b)       During the term of this Agreement, if Purchaser becomes aware of any facts or of the occurrence or the impending occurrence of any event which would cause one or more of  their representations or warranties contained in this Agreement to become untrue, or would have caused one or more of such representations or warranties to be untrue had such facts been known or had such event occurred prior to the execution of this Agreement, then Purchaser shall promptly give detailed written notice of those matters to Seller.

ARTICLE VIII

COVENANTS OF SELLER

Seller covenants and agrees with Purchaser as follows:

Section 8.1        Conduct of Seller's Business.

(a)       From the date hereof through the Closing Date, Seller shall (i) conduct its business relating to the Purchased Assets, Assumed Liabilities and Branches in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its relationships generally with its Branch Employees, Customers, and others having business relationships with it relating to the operation of the Branches, (iii) take no action that would materially adversely affect or delay the ability of any party hereto to obtain any regulatory approval or to perform its covenants and agreements under this Agreement, (iv) maintain the Real Property and Fixed Assets in their current condition, ordinary wear and tear and casualty damage excepted, (v) conduct the business of the Branches and preserve the Purchased Assets and Assumed Liabilities in accordance with prudent, safe and sound commercial banking practices, and applicable laws, rules and regulations, (vi) use its reasonable best efforts to satisfy the conditions to which the obligations of the parties are subject pursuant to this Agreement on or prior to the Closing Date, and (vii) fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that nothing set forth in this subsection (a) shall prohibit or limit Seller from taking any action (or omitting to taking any action) necessary for Seller to comply with applicable laws, rules, and regulations.

(b)      Seller covenants with Purchaser that, from the date of this Agreement to Closing, Seller, except with the prior written consent of Purchaser, shall not (i) sell, transfer, assign, lease, mortgage, pledge, or otherwise dispose of or encumber or enter into any contract, agreement, or understanding to sell, transfer, assign, lease, mortgage, pledge, or otherwise dispose of or encumber any of the Purchased Assets (other than use of Cash and supplies in the ordinary course of business consistent with past practice), (ii) establish new Deposit Liabilities at any Branch other than in the ordinary course of business, (iii) file any application or give any notice to relocate or close any Branch, except for any notice that may be required to be filed in order to consummate the transactions contemplated by this Agreement, (iv) transfer any Branch Employees (other than Excluded Employees) to another branch or office of Seller or any of its Affiliates, (v) transfer any Purchased Assets or any Deposit Liabilities to any of Seller's other operations or branches or those of its Affiliates, except upon the unsolicited request of a Customer, (vi) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated by this Agreement not being materially satisfied, or (z) a material violation of any provision of this Agreement, except (in each case) as may be required by applicable laws, rules, and regulations, (vii) fail to comply with any laws, rules, regulations, orders, or decrees applicable to it if such failure would have a material adverse effect on Seller's ability to complete the transactions contemplated by this Agreement, or (viii) agree with, or commit to any Person to do any of the things described in subsections (i) through (vii) of this Section 8.1(b) except as expressly contemplated by such subsection.

(c)       In furtherance of its covenants under this Section 8.1, Seller agrees to maintain its current policies with respect to pricing the Deposit Liabilities and will change its pricing of the Deposit Liabilities only in accordance with its general pricing practices for comparable deposit liabilities for branches located in the same geographic areas as the Branches, but that are not to be sold by Seller pursuant to this Agreement or other branch purchase and sale agreements.

(d)      Notwithstanding anything to the contrary in this Section 8.1, Seller shall be permitted, but not obligated, to establish an arrangement pursuant to which Seller may agree to pay or grant bonuses or other consideration to one or more Branch Employees as an incentive for such Branch Employees to assist in maintaining Deposit Liabilities at the applicable Branch after the date of this Agreement.

Section 8.2        Regulatory Approvals.  Seller shall use its reasonable best efforts to assist Purchaser in obtaining the Purchaser's Regulatory Approvals. Seller shall provide Purchaser or the appropriate Governmental Authorities with all information reasonably required to be submitted by Purchaser in connection with the Purchaser's Regulatory Approvals.

Section 8.3        Non-Solicitation of Customers.  For a period beginning on the date of this Agreement and continuing for two (2) years following the Closing Date, Seller shall not (i) directly or indirectly, solicit any Customer to transfer any Deposit Liability or Loan to any other branch office of Seller or to provide any banking or financial services to such Customer or (ii) directly or indirectly, solicit any Person that resides or is principally located within the BC Market Area or Northeast Market Area and that does not have an existing lending, deposit, or other banking relationship with Seller as of the Closing Date with respect to any banking or financial services; provided, however, that this Section shall not preclude, prohibit, or restrict Seller, its Affiliates, or any of their successors or assigns from (a) using newspaper, radio, television, internet, or similar advertisements of a general nature not specifically targeted at Customers or the BC Market Area or Northeast Market Area, (b) soliciting or engaging in any business activity whatsoever with any Customer listed on Schedule 8.3(a) (which schedule shall be provided by Seller at Closing and shall list all Customers that either (x) have a loan with Seller that is not a Loan or (y) have a deposit account with Seller that is not a Deposit Liability), (c) continuing its existing lending, deposit, and other banking relationships domiciled in any of Seller's other branch offices or facilities, including the operation of any automated teller machine that is not included as a Purchased Asset, (d) engaging in business activity with any Person, whether a Customer or not, who seeks the services of Seller or any of its Affiliates without being solicited, directly or indirectly, by Seller or any of its Affiliates in a manner that violates the provisions of this Section, (e) soliciting or engaging in any business activity from or with a statewide or multi-county depositor whose principal business operations are not located within the BC Market Area or the Northeast Market Area (for example, a company with more than one location or a Governmental Authority), whether a Customer or not; (f) continuing an Indirect Lending Program in the BC Market Area or continuing an Indirect Lending Program with the dealers or selling companies located in the Northeast Market Area listed on Schedule 8.3(b); or (g) taking such actions as may be necessary or advisable to comply with any applicable laws, rules or regulations.  Notwithstanding anything to the contrary in this Section 8.3, this Section 8.3 shall terminate effective upon Seller being acquired by an unaffiliated Person as part of a merger or similar transaction.

Section 8.4        Prohibition on Branches.  For a period of four (4) years following the Closing Date, Seller shall not open or acquire a de novo or existing branch, loan production office, ATM, or any other "bricks and mortar" facility or location that could generate or accept deposits or generate or make loans, anywhere within the BC Market Area or Northeast Market Area; provided, however, this restriction shall not restrict Seller, its Affiliates, or any of their respective successors or assigns from (a) continuing to operate the ATMs subject to the ATM Lease in the Northeast Market Area until the end of the term of the ATM Lease (without any renewal thereof), (b) continuing to operate any facility or business that is in operation as of the date of this Agreement and that is not part of the Branches, Purchased Assets or Assumed Liabilities being transferred to Purchaser pursuant to this Agreement, (c) carrying on Internet banking or other activities that do not require it to establish a "bricks and mortar" facility described in this Section 8.4, (d) opening and/or operating an office within the Northeast Market Area for the purpose of servicing and otherwise conducting collection activities with respect to loans outstanding as of the Closing that are not part of the Purchased Assets, as long as (x) Seller does not display any signage containing Seller's name, logo, or brand at such office that is generally visible to the public (except for minimal signage reasonably necessary to identify the office for persons visiting the office) and (y) no deposits are accepted at such office or loans originated from such office (provided that this shall not prohibit the renewal or refinancing of any loan outstanding as of the Closing that is not part of the Purchased Assets, as such loan may be renewed, modified, or refinanced from time to time), or (e) merging or consolidating with or into any Person that operates a branch or other office within such restricted area if either (x) such other Person is the surviving entity in any such transaction or (y) Seller is the surviving entity and the aggregate deposits acquired by Seller associated with the branches or other offices within such restricted area do not constitute more than 25 percent of the aggregate deposits acquired by Seller in such transaction.

Section 8.5        Insurance.  Seller will maintain in effect until the Closing Date all casualty and liability policies relating to each Branch, the Real Property, and the activities conducted on the Real Property that are maintained by Seller as of the date of this Agreement or procure comparable replacement policies and maintain such replacement policies in effect until the Closing Date at equal or greater coverage levels. In the event of any material damage, destruction, or condemnation affecting any Real Property between the date of this Agreement and the Closing Date, Seller shall either (a) take reasonable steps to repair or replace the damaged or destroyed property, or (b) deliver to Purchaser at Closing any insurance proceeds and other payments received by Seller as a result of such damage, destruction, or condemnation.

ARTICLE IX

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller as follows:

Section 9.1        Conduct of Purchaser's Business.

(a)       During the period from the date of this Agreement to the Closing Date, Purchaser shall (i) use its reasonable best efforts to satisfy the conditions to which the obligations of the parties are subject pursuant to this Agreement on or prior to the Closing Date; and (ii) fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement.

(b)      Purchaser covenants with Seller that Purchaser shall not (i) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated by this Agreement not being materially satisfied, or (z) a material violation of any provision of this Agreement, except (in each case) as may be required by applicable laws, rules or regulations, (ii) fail to comply with any law, rule, regulation, order or decree applicable to it if such failure would have a material adverse effect on Purchaser's ability to complete the transactions contemplated by this Agreement, or (iii) agree with, or commit to, any Person to do any of the things described in subsections (i) through (iii) of this Section 9.1(b) except as expressly contemplated by such subsection.

Section 9.2        Purchaser's Regulatory Approvals and Standards.

(a)       Purchaser will use its reasonable best efforts to obtain as expeditiously as possible the Purchaser's Regulatory Approvals and SBA Consents and will file within thirty (30) days after the execution of this Agreement all necessary applications of Purchaser to obtain the Purchaser's Regulatory Approvals and SBA Consents. Purchaser will supply to Seller, at least five (5) Business Days prior to filing, copies of all proposed regulatory applications and filings and will use reasonable efforts to reflect any comments of Seller in such filings. Purchaser shall pay any fees charged by any Governmental Authorities to which it must apply to obtain any of the Purchaser's Regulatory Approvals or the SBA Consents. Purchaser shall notify Seller promptly (and in no event later than forty-eight (48) hours following notice) of any significant development with respect to any application or notice Purchaser files with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)      From the date hereof through the Closing Date, Purchaser shall (i) remain at least adequately capitalized as defined in the FDIA, (ii) meet all capital requirements, standards, and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and (iii) maintain its CRA ratings.

Section 9.3       Solicitation of Customers.  Prior to the Closing Date, neither Purchaser nor any of its Affiliates shall solicit Customers through advertising specifically referencing or targeted to such Customers, nor transact its business in such a way (including promotional pricing that is not applicable to all branches of Purchaser that operate in the applicable market areas) that is reasonably likely to (a) induce such Customers to close Deposit Liability accounts and open deposit accounts directly with Purchaser or any of its Affiliates, (b) induce such Customers to refinance any Loan (or other loan currently maintained by Seller or any of its Affiliates that Purchaser became aware of in connection with the transactions contemplated by this Agreement) directly with Purchaser or any of its Affiliates, or (c) result in the transfer of all or a portion of an existing deposit liability or loan from Seller. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations, promotions or marketing campaigns not primarily directed to or targeted at such Customers, (ii) engage in lending, deposit, safe deposit, trust, or other financial services relationships existing as of the date hereof with such Customers through branch offices of Purchaser, (iii) respond to unsolicited inquiries by such Customers with respect to banking or other financial services offered by Purchaser, and (iv) provide notices or communications relating to the transactions contemplated by this Agreement in accordance with the provisions hereof.

Section 9.4        Recording of Instruments of Assignment.  No later than six (6) months following the Closing Date, Purchaser shall have recorded all instruments required, necessary or desirable to evidence the acquisition, assignment and assumption of the Purchased Assets and the Assumed Liabilities, including, without limitation, all deeds relating to the Real Property and all assignments of mortgage, financing statements, and security agreements relating to the Loans.

Section 9.5        Transferred Employees.  Purchaser covenants to Seller that it will do or cause the following to occur:

(a)      Purchaser shall use its commercially reasonable efforts to hire each Branch Employee.  Purchaser shall make a written offer of employment to each Branch Employee selected by Purchaser to be an employee of Purchaser following the Closing Date.  Each offer of employment shall be effective on the day following the Closing Date.  No later than 60 days following the date of this Agreement, Purchaser shall provide Seller with a written list of those Branch Employees to whom Purchaser will make an offer of employment, and Seller shall take such action as is necessary to terminate such Branch Employees not included on such list or transfer their employment within Seller and its Affiliates, in both cases effective no later than the Closing Date.  Each Branch Employee who accepts Purchaser's offer of employment (regardless of whether they are active employees or on leave of absence status as of the Closing Date) shall be a "Transferred Employee" for purposes of this Agreement, effective upon the day following the Closing Date and this date shall be referred to as the Transferred Employee's "Transfer Date."  Subject to applicable laws, rules and regulations, after the Closing Date, the Transferred Employees shall become employees of Purchaser, and Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).  Each Branch Employee who is not offered employment by Purchaser, or who fails to accept Purchaser's offer of employment, shall be an "Excluded Employee" for purposes of this Agreement.  Nothing in this Agreement shall give any employee any rights to claim status as a third party beneficiary of this Agreement.

(b)      Except as expressly provided in this Agreement, Seller shall pay, discharge, and be responsible for (but only to the extent required by Seller's Employee Benefit Plans and/or applicable laws, rules and regulations) all salary, wages (including payment for any and all accrued paid time off, vacation, sick time, or personal days accrued by the Transferred Employees as of the Transfer Date), bonuses, commissions, and any other form of compensation (including any deferred compensation) arising out of the employment of the Transferred Employees prior to the Transfer Date, and any employee benefits under the Seller's Employee Benefit Plans arising out of Seller's employment of the Transferred Employees, including welfare benefits with respect to claims incurred prior to the Transfer Date but reported after the Transfer Date.  Seller and the Employee Benefit Plans shall retain responsibility for all claims incurred by Excluded Employees (at any time) and for all claims incurred by Transferred Employees prior to the Transfer Date. Seller shall be solely responsible for the Excluded Employees in the transfer of Excluded Employees to other positions with Seller or in the termination of their employment with Seller.

(c)       Purchaser shall provide credit under its benefit plans for service by all Transferred Employees with Seller (and/or any of Seller's Affiliates) and will make its regular medical coverage available to each such Transferred Employee no later than the Transfer Date.  On and after the Transfer Date, Purchaser shall pay, discharge, and be responsible for any and all compensation and benefits, including salary, wages (including payment for any and all accrued paid time off, vacation, sick time, or personal days accrued by the Transferred Employees on and after the Transfer Date), bonuses, commissions, severance, and any other form of compensation (including any deferred compensation) arising out of the employment of the Transferred Employees on and after the Transfer Date.

(d)      Pursuant to U.S. Treasury Regulations Section 1.409A-1(h)(4), Seller and Purchaser agree that, on the Transfer Date, each Transferred Employee shall be treated as having a "separation from service" with Seller and Seller's Affiliates for purposes of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h).

ARTICLE X

ACCESS; EMPLOYEE AND CUSTOMER COMMUNICATIONS

Section 10.1      Access by Purchaser.  Upon execution of this Agreement, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access during normal business hours and upon five (5) Business Days notice to Seller to the Branches, Branch Employees, depository records, Loan files, and all other documents and other information concerning the Branches as Purchaser may reasonably request. Notwithstanding the foregoing, in no event shall Seller be required to provide (a) any information that Seller reasonably deems proprietary, (b) any information that is protected by the attorney-client privilege or a similar privilege, or (c) its or any of its Affiliates' tax returns.

Section 10.2      Communications to Employees; Training.

(a)       Seller and Purchaser agree that promptly following the execution of this Agreement, meetings shall be held at such location as Purchaser and Seller shall mutually agree, provided that representatives of Seller shall be permitted to attend such meetings, to announce Purchaser's proposed acquisition of the Purchased Assets to the Branch Employees. Seller and Purchaser shall mutually agree as to the scope and content of all communications to the Branch Employees.  Except as specifically provided in this Section 10.2, in no event shall Purchaser contact any Branch Employee without the prior express consent of Seller, which consent will not be unreasonably withheld or delayed.

(b)      At mutually agreed upon times following the initial announcement described in Section 10.2(a), Purchaser shall be permitted to meet with the Branch Employees to discuss employment opportunities with Purchaser. Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Seller may agree with the Branch Employees and may, at Seller's option, conduct such training seminars at the Branches; provided that Purchaser will in good faith attempt to schedule such training sessions in a manner that does not unreasonably interfere with Seller's normal business operations. Purchaser shall reimburse the Branch Employees for transportation costs to and from the location where Purchaser shall train such employees and compensate the Branch Employees or reimburse Seller at the Branch Employees respective applicable standard or overtime rates for the time spent in such training.

Section 10.3      Communications with Customers.

(a)      Within 30 days after the Closing Date, Purchaser shall send statements to the Customers announcing the transactions contemplated hereby (such statements being herein called "Customer Notices"). The form and content of each Customer Notice shall be subject to the approval of both parties and the cost of printing and mailing the Customer Notices shall be borne by Purchaser. Purchaser shall also be required to provide at its own expense such other notices or communications to Customers relating to the transactions contemplated hereby as may be required by law; provided that the text of any such notice or communication and the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by Seller, which approval shall not unreasonably be withheld or delayed.

(b)      Except as specifically provided herein (including pursuant to Section 9.3), in no event will Purchaser contact any Customers prior to the Closing Date without the prior written consent of Seller.

ARTICLE XI

CERTAIN MUTUAL COVENANTS

Subject to the terms and conditions of this Agreement:

Section 11.1     Non-Solicitation of Employees.  In consideration of the consummation of the transactions contemplated hereby, Purchaser and Seller agree that, for a period of twenty-four (24) months following the Closing Date, they shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with the other party or otherwise interfere with the other party's employment relationship with any employee of the other party; provided, however, that this Section 11.1 shall not apply (a) if any such employee has been terminated by the other party or any of its Affiliates for any reason, or (b) if such employee is hired as a result of a general solicitation for employment in newspaper advertisements or other media or periodicals of general circulation not specifically targeted to employees of the other party.

Section 11.2     Environmental Investigation.  Within 10 Business Days after the date of this Agreement, Seller shall deliver to Purchaser copies of all environmental inspections, reports, assessments, related correspondence and other materials relating to the environmental condition of any Branch or the compliance of any Branch with Environmental Laws that are in the possession of Seller, any of its Affiliates or any of Seller's corporate counsel or other agents, representatives or advisors that it uses on a current and regular basis ("Seller's Representatives"), and shall certify to Purchaser that it has so delivered all such material.  Seller makes no representations or warranties regarding the accuracy, completeness, or any information set forth in any such materials delivered to Purchaser.  Purchaser may engage a professional environmental consultant to conduct a Phase I environmental assessment of any one or more parcels of the Real Property in accordance with ASTM International Standard E 1527-05 (the "Standard").  All expenses associated with a Phase I environmental assessment shall be paid by Purchaser.  Seller shall (a) provide Purchaser's consultant and other authorized representatives reasonable access to the Real Property and the Branches, during regular business hours, for the purposes of conducting the Phase I assessment and any necessary follow-up activities as described below; (b) make available to Purchaser's consultant those employees of Seller who are familiar with the management, operation and history of the Real Property; and (c) otherwise reasonably cooperate in the conduct of the environmental assessment and any associated activities.  Purchaser's investigation shall not damage or unreasonably interfere with the operation or condition of any Branch, and any damage to any Real Property, any Branch, or any other asset owned or leased by Seller or otherwise located at a Branch shall be Purchaser's responsibility and Purchaser shall promptly reimburse Seller for any such damage.  Purchaser shall promptly deliver a copy of each Phase I assessment to Seller.  If the Phase I assessment discloses any "recognized environmental condition" as defined in the Standard, then:

(a)       With the prior written consent of Seller, which shall not be unreasonably withheld or delayed, Purchaser may conduct a Phase II investigation (and, if applicable, conduct and disclose to the MDEQ a "baseline environmental assessment" ("BEA")) of the Real Property, including the procurement and analysis of soil and groundwater samples from the Real Property.  All expenses associated with any Phase II investigation and/or BEA shall be paid by Purchaser.  Any request by Purchaser to conduct a Phase II investigation or BEA pursuant to this subsection shall be delivered in writing to Seller no later than 45 days after the date of Seller’s certificate that it has delivered to Purchaser all of the materials required by this Section 11.2.

(b)      Purchaser may also obtain from one or more contractors an estimate of the cost of remedial or corrective action necessary to address any condition disclosed by the Phase I assessment, Phase II assessment, and/or BEA in accordance with applicable Environmental Laws.  Upon receipt of such estimate, the parties shall discuss and may agree upon a course of action to address the environmental issues, as outlined in this Section.  Nothing contained in this Agreement shall obligate Purchaser or Seller to take any investigative, removal, remedial, or response activities that may be recommended by a consultant.

(c)       The value of the Branch as set forth in this Agreement may be reduced by an amount mutually agreed to by Purchaser and Seller in good faith.

(d)      If Seller and Purchaser are unable to agree upon a value adjustment with respect to the Branches, then Seller and Purchaser shall attempt in good faith to enter into a leasing arrangement by which the affected Real Property shall be leased to Purchaser on terms mutually acceptable to the parties.  If Seller and Purchaser are unable to agree on a leasing arrangement, then either Seller or Purchaser may exercise their rights under Section  16.3 to terminate this Agreement.

Section 11.3      Letters of Credit. Seller and Purchaser shall take all steps reasonably required to substitute a letter of credit issued by Purchaser for any letter of credit issued by Seller with respect to any Customer.  If Purchaser's letter of credit cannot be substituted prior to the Closing and Seller's letter of credit facility is cross-collateralized with any other Loans, then the purchase and assumption of that Customer's loans, deposit liabilities, and relationship shall be excluded from this transaction to avoid splitting the relationship between the parties.

Section 11.4      Real Property. Within 10 Business Days after execution of this Agreement, Seller shall obtain and deliver to Purchaser, at Seller's expense, a title commitment issued by Investors Title Company (the "Title Company") (through Independent Title Services, Inc.), for each parcel of Real Property, naming Purchaser as the proposed insured, pursuant to which the Title Company shall agree to issue an owner's policy of title insurance in the amount of the appraised value of such parcel (as determined pursuant to Section 11.5 below) and, to the extent Purchaser provides a Survey adequate for the Title Company to issue such endorsements, containing standard endorsements for Extended Coverage and Access (each, a "Title Commitment").  To enable the issuance of such endorsements, Seller shall provide at Closing an owner's affidavit for each parcel of Real Property in standard form requested by the applicable Title Company.  If Purchaser desires any additional endorsements with respect to any such policy of title insurance, Purchaser may request the Title Company to issue such endorsements, provided that the sole cost of such endorsements shall be paid by Purchaser and Purchaser shall be solely responsible for satisfying any conditions or requirements imposed by the Title Company in order to issue such endorsements.  Within 10 Business Days after execution of this Agreement, Seller shall provide Purchaser with copies of any existing surveys of the Real Property that are in the possession or control of Seller, any of its Affiliates or any of Seller's Representatives and shall certify to Purchaser that is has so delivered all such material.  Seller makes no representations or warranties regarding the accuracy, completeness, or any information set forth in any such surveys delivered to Purchaser.  Within 45 days after the date of Seller’s certificate that it has delivered to Purchaser all of the surveys required by this Section 11.4, Purchaser may, at its expense, (i) obtain a new survey for each parcel of Real Property (each, a "Survey"), and/or (ii) conduct (itself or through the engagement of a third party inspector) a physical inspection of each parcel of Real Property.  Purchaser shall have 45 days from the date Seller’s certificate that it has delivered to Purchaser all of the surveys required by this Section 11.4 in which to provide written notice to Seller of any objection to any matter disclosed by any Title Commitment, any Survey, or in connection with any other inspection of the Real Property by or on behalf of Purchaser that materially and adversely affects the value and/or use of the applicable parcel of Real Property as a bank branch (each, a "Real Property Objection") (those matters disclosed by any Title Commitment or any Survey to which Purchaser does not so object shall become Permitted Liens).  If Purchaser notifies Seller of any Real Property Objection within such time period, then Seller shall have 30 days after receipt of such notice ("Cure Period") to eliminate or remove each Real Property Objection.  If (x) Seller is unable to eliminate or remove any Real Property Objection within the Cure Period to the satisfaction of Purchaser, and (y) in the aggregate, the uncured Real Property Objections are reasonably likely to have a Material Adverse Effect, then Purchaser may terminate this Agreement by delivering written notice to Seller within seven days after the expiration of the Cure Period.  Seller shall pay the premium for each title insurance policy issued pursuant to the Title Commitments, subject to Purchaser's obligation to pay all costs and expenses associated with any additional endorsement requested by Purchaser, as described above.

Section 11.5    Appraisals.  Promptly after execution of this Agreement, Seller and Purchaser shall jointly engage one or more third party, independent appraisers mutually agreeable to the parties to perform an appraisal of each parcel of Real Property.  The parties shall mutually agree on the scope of work for such appraisals, which scope of work shall be the same for each parcel.  Only one appraisal of each parcel of Real Property shall be performed.  Purchaser and Seller shall each pay one half of all fees, costs, and expenses incurred in connection with the appraisals required by this Section.  Within 10 Business Days of receipt of the final appraisal required by this Section, Seller shall provide to Purchaser Schedule 11.5 that includes the appraised value and carrying value of each parcel of Real Property, the Appraised Value of all Real Property, the Market Value Adjustment Amount, and the Real Property Purchase Price.  If the Market Value Adjustment Amount is greater than Three Million Dollars ($3,000,000), then Seller shall have the right to terminate this Agreement by including written notice of termination with the schedule it provides to Purchaser pursuant to this Section.

ARTICLE XII

TRANSITIONAL MATTERS

Section 12.1      Notification to Branch Office Customers.

(a)       Purchaser shall, jointly with Seller, as soon as reasonably practicable after the execution and delivery of this Agreement, prepare and mail to each depositor whose Deposit Liability account is to be assumed by Purchaser, a letter, in form and substance mutually satisfactory to the parties, informing each such depositor of the nature of the transactions contemplated by this Agreement and the continuing availability of services to be provided by Purchaser in the Branches on and after the Closing Date.

(b)       Purchaser shall, at its own cost and expense, cause to be printed customer checks and all other requisite banking transactional forms for each Deposit Liability account and mail such customer checks and other banking transactional forms to each customer having such an account so as to be received by such customer on or before three (3) days prior to the Closing Date, each such document to be encoded with Purchaser's identification numbers and to be accompanied by Purchaser's letter, in form and substance reasonably satisfactory to Seller, advising that, from and after the Closing Date, such newly issued customer checks and other banking transactional forms are to be used instead of the corresponding existing documents of Seller with respect to the customer's Deposit Liability account, and that any such existing documents of Seller are to be destroyed.

(c)       Purchaser shall take any other actions required by law or regulation or by any court or regulatory authority to notify customers or depositors of the Branches or residents of the communities in which the Branches are located of the purchase and assumption transactions contemplated by this Agreement. The out-of-pocket cost of the mailings required by this Section 12.1 shall be borne by Purchaser.

Section 12.2     Payment of Instruments.  Following the Closing Date, Purchaser agrees to pay in accordance with law all checks, drafts, and withdrawal orders (including ACH debits) which are properly drawn by depositors with respect to the Deposit Liabilities, which are duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to Purchaser by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposit Liability accounts are assumed by Purchaser. If any customer who has a Deposit Liability account draws checks, drafts, or negotiable orders of withdrawal against any such Deposit Liability account which are presented or delivered to Seller not later than ninety (90) days after the Closing Date, Seller shall use its reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Purchaser at Purchaser's sole expense. For a period of ninety (90) days following the Closing Date, Seller shall use such delivery methods to ensure that Purchaser receives such checks, drafts, negotiable orders or withdrawal order forms within 24 hours of Seller's receipt of such items. Except to the extent that Seller does not satisfy its obligations under this Agreement, Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement. Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, negotiable orders of withdrawal or other withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser, except that Seller shall be chargeable with the warranties and representations implied by law with respect to any such check, draft, negotiable orders of withdrawal order, or other withdrawal order, which is paid by Seller over the counter. Purchaser hereby acknowledges that if, after the Closing Date, any customer who has a Deposit Liability account, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities shall demand payment from Seller for all or any part of any such Deposit Liabilities, Seller shall not be liable or responsible for making such payment.

Section 12.3     Statements.  Seller shall issue statements to its customers which include all transactions with respect to the Deposit Liabilities through the close of business on the Closing Date, and Purchaser shall issue statements for all transactions with respect to the Deposit Liabilities thereafter.

Section 12.4      Uncollected Items.  To facilitate settlement of uncollected items pursuant to Section  12.2, at Closing, Purchaser shall establish an account with Seller (the "Clearing Account"). Purchaser and Seller shall settle daily through the Clearing Account the amount of all uncollected items (net of the applicable deposit premium paid by Purchaser for such Deposit Liability) included in the Deposit Liabilities on the Closing Date which are returned to Seller after the Closing Date as uncollected; provided, that Seller shall, upon Purchaser making such payment, deliver each such item to Purchaser and shall assign to Purchaser any and all rights which Seller may have or obtain in connection with such returned items.  In addition, pursuant to Section 12.11, on the date which is 61 days after the Closing Date, Purchaser and Seller shall settle through the Clearing Account the amount of all uncollected overdrafts as of the close of business on the date which is 60 days after the Closing Date net of the applicable deposit premium.

Section 12.5      ACH.  Prior to the Closing Date, Seller will notify all Automated Clearing House ("ACH") originators effecting debits or credits to Deposit Liability accounts of the purchase and assumption transactions contemplated by this Agreement. For a period of sixty (60) days beginning on the Closing Date, Seller will honor all ACH items related to Deposit Liability accounts which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will use its reasonable best efforts to transmit to Purchaser via a mutually agreed upon medium, as soon as reasonably practicable thereafter, each day's ACH data that is to be posted that day. Items mistakenly routed or presented after the 60-day period may be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement through the Clearing Account with immediately available funds by Purchaser of any ACH items honored by Seller.

Section 12.6      Loans and Deposits.  For a period of ninety (90) calendar days after the Closing Date, Seller will forward to Purchaser as soon as reasonably practicable any loan payments received by Seller made with respect to Loans purchased by Purchaser and any deposits received by Seller made with respect to Deposit Liabilities. Purchaser shall reimburse Seller within three Business Days after demand for checks returned on payments forwarded by Seller to Purchaser.

Section 12.7     Maintenance of Records.  Seller and Purchaser mutually agree to maintain all records and other documents relating to the Purchased Assets and Assumed Liabilities for six years or as required by applicable law, and to examine, inspect, copy and reproduce such records and other documents relating to such Purchased Assets and Assumed Liabilities as may be reasonably requested by the other party. Any charges for such examination and photocopying shall be at a rate not greater than the examining party's customary rates for similar requests by its customers.

Section 12.8     Information Reporting.  With respect to the Loans purchased and Deposit Liabilities assumed by Purchaser pursuant to this Agreement, Seller shall be responsible for reporting to the Customer and to the IRS (and any state or local taxing authority as required by law) all interest paid or earned by the Customer prior to and including the Closing Date and Purchaser shall be responsible for reporting to the Customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned by the Customer after the Closing Date.

Section 12.9     Transition.  From and after the date of this Agreement, Seller and Purchaser agree to cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by Purchaser pursuant to the terms hereof. Additionally, each of Purchaser and Seller agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow Seller and Purchaser to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees and operations of the Branches, and each of Seller and Purchaser agree to timely take any and all action as required by law to comply with such tax, regulatory and/or reporting obligations.

Section 12.10    Actions With Respect to IRA Deposit Liabilities.

(a)      On or before the Closing Date, Seller shall (i) resign as of the close of business on the Closing Date as the custodian of each IRA Deposit Liability account of which it is the custodian, (ii) to the extent permitted by the documentation governing each such IRA and applicable law, appoint Purchaser as successor custodian of each such IRA, and Purchaser hereby accepts each such custodianship under the terms and conditions of Purchaser's plan documents for its IRA accounts, and assumes all custodial obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the grantor of each such IRA such notice of the foregoing as is required by the documentation governing each such IRA or applicable law. Purchaser shall be solely responsible for delivering its IRA documents to the applicable IRA Deposit Liability account grantor, including but not limited to a beneficiary designation form to be completed by the applicable IRA grantor; provided, however, that in the event that an IRA grantor dies before such time as Purchaser receives a properly completed beneficiary designation form, Seller shall make available to Purchaser such information as may exist in Seller's files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or applicable law, (y) Seller is not permitted to appoint Purchaser as successor custodian, or the IRA grantor objects in writing to such designation, or is entitled to, and does, in fact, name a successor custodian other than Purchaser, or (z) such IRA includes assets which are not Deposit Liabilities and are not being transferred to Purchaser, and the assumption of such deposit liabilities included in such IRA would result in a loss of qualification of such IRA under the Code or applicable IRS regulations, all deposit liabilities of Seller held under such IRA shall be excluded from the Deposit Liabilities (such excluded deposit liabilities being the "Excluded IRA Deposits"). Upon appointment as a successor custodian for such IRA Deposit Liability accounts, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable documents, the Code and applicable federal and state laws and regulations.

(b)      The Deposit Liabilities include certain IRAs that are required to make certain periodic distributions to the IRA account owner either at the account owner's request or because the account owner has attained age 70-1/2. Effective as of the Closing Date, Purchaser agrees to continue to make such periodic distributions in accordance with the distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

Section 12.11   Overdrafts.  If at the Closing Date there exists a negative balance in a Deposit Liability account (e.g., an overdraft), that account will be transferred to Purchaser and that negative balance will be netted against other positive balances in aggregating total Deposit Liabilities.  Using the Clearing Account, Seller shall reimburse Purchaser for all overdrafts remaining uncollected as of the close of business on the date which is 60 days after the Closing Date net of the applicable deposit premium.

Section 12.12    New Telephone Numbers.  Seller agrees to cooperate with Purchaser to transfer, if possible, telephone numbers for the Branches into Purchaser's name.

Section 12.13   New ATM/Debit Cards.  Purchaser shall, no later than three (3) Business Days prior to the Closing Date, furnish ATM/Debit cards to customers who have Deposit Liability accounts to replace Seller's ATM/Debit cards. Purchaser shall, no later than three (3) Business Days prior to the Closing Date, notify affected customers to destroy the Seller's ATM/Debit cards as of the day after the Closing Date and shall notify such customers of Purchaser's withdrawal limits in effect immediately following the Closing Date.

Section 12.14   Installation of Equipment by Buyer.  Subsequent to the date of receipt of Purchaser's Regulatory Approvals and prior to the Closing Date, Seller shall cooperate with and permit Purchaser, at Purchaser's option and sole cost and expense, to make provision for the installation of teller equipment and telephone lines and systems in the Branches; provided, however, that Purchaser shall arrange for the installation of such equipment at such times and in a manner that does not unreasonably interfere with the normal business activities and operation of the Branches.

Section 12.15   Deactivation of ATMs and ATM/Debit Cards.  On the day after the Closing Date, Seller shall deactivate all ATM/Debit cards issued with respect to all Deposit Liability accounts and shall electronically block access of those cards to the Deposit Liability accounts, and shall deactivate the ATMs not later than 8:00 a.m. on the day after the Closing Date. Point of sale transactions shall be settled between Purchaser and Seller for a period of forty-five (45) days after the Closing Date.

Section 12.16   Deposit Histories.  In case of any dispute with or inquiry by any customer whose Deposit Liability account is included in the Assumed Liabilities, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, and subject to the provisions of Section 12.7, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such customer within a period of time and in a manner which would comply with standard banking practices and customs.

Section 12.17    Form W-2s.  With respect to the Transferred Employees, Seller shall be responsible for preparing and issuing to such Transferred Employees Form W-2s for the service period beginning January 1, 2012 to and including the Closing Date and Purchaser shall be responsible for preparing and issuing to such Transferred Employees Form W-2s for the service periods after the Closing Date.

ARTICLE XIII

CONDITIONS TO CLOSING

Section 13.1     Conditions to Obligations of Seller.  The obligations of Seller under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Seller, except as to the condition described in Section 13.1(c)) on or before the Closing Date, of each of the following conditions;

(a)       All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects;

(b)      The representations and warranties made by Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c)       All of the Purchaser's Regulatory Approvals shall have been obtained and shall be Final;

(d)      No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and

(e)       Seller shall have received the items to be delivered by Purchaser pursuant to Section 5.3.

Section 13.2     Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in Section 13.2(c)) on or before the Closing Date, of each of the following conditions:

(a)       All of the covenants and agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects;

(b)      The representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c)       The Purchaser's Regulatory Approvals shall have been obtained and shall be Final;

(d)      No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect to enjoin, or which prohibits, consummation of the transactions contemplated hereby; and

(e)       Purchaser shall have received the items to be delivered by Seller pursuant to Section 5.2.

ARTICLE XIV

INDEMNITY

Section 14.1     Seller's Indemnity.  Seller shall, subject to the other provisions of this Article XIV, indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all claims, losses, liabilities, demands, and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, "Damages") which Purchaser or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a)       Any liability of Seller (other than the Assumed Liabilities) including the Excluded Liabilities;

(b)       The Excluded Assets;

(c)       Other than with respect to the Assumed Liabilities, any actions taken or omitted to be taken by Seller on or before the Closing Date and relating to the Branches, Purchased Assets, Assumed Liabilities, or Transferred Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated in this Agreement);

(d)       The breach of any representation or warranty made by Seller in this Agreement; or

(e)       The breach of any covenant made by Seller in this Agreement.

Section 14.2     Purchaser's Indemnity. Purchaser shall indemnify, hold harmless, and defend Seller, its Affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Damages which Seller or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a)       Any liability of Purchaser, including the Assumed Liabilities;

(b)      Purchaser's ownership and operation of the Purchased Assets from and after the close of business on the Closing date;

(c)       Other than with respect to the Excluded Assets and Excluded Liabilities, any actions taken or omitted to be taken by Purchaser from or after the Closing Date and relating to the Branches, Purchased Assets, Assumed Liabilities, or Transferred Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated in this Agreement);

(d)       The breach of any representation or warranty made by Purchaser in this Agreement; or

(e)       The breach of any covenant made by Purchaser in this Agreement.

Section 14.3      Indemnification Procedures.

(a)       A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Indemnifying Party, which notice shall include a reasonable description of the basis for the claim and shall be paid or disputed in writing by the Indemnifying Party within 10 Business Days of the receipt of such notice.

(b)      In the event that any legal proceedings shall be instituted or that any Third Party Claim is asserted, the Indemnified Party shall as soon as reasonably practicable cause written notice of the assertion of any Third Party Claim of which it has knowledge, which is covered by this Article XIV, to be forwarded to the Indemnifying Party.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party pursuant to this Article XIV against any Damages that may result from such Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel and to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Damages for which indemnification is sought pursuant to this Article XIV.  If the Indemnifying Party elects to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Damages for which indemnification is sought pursuant to this Article XIV, it shall within 10 days (or sooner, if the nature of the Third Party Claim so requires) of receipt of notice of the Third Party Claim notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle, or otherwise deal with any Third Party Claim that relates to any Damages for which indemnification is sought pursuant to this Article XIV, or fails to notify the Indemnified Party of its election within the timeframe provided for above, the Indemnified Party may then defend against, negotiate, settle, or otherwise deal with such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party for the reasonable actual expenses of defending such Third Party Claim upon submission of periodic bills.  If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) upon the reasonable advice of counsel to the Indemnified Party that a conflict or potential conflict exists between the interests of the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (iii) such claim is based upon an investigation, inquiry, or other proceeding by a Governmental Authority; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for the Indemnified Parties in connection with such Third Party Claim.  The parties agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Third Party Claim.

(c)       After any final judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal such judgment or award, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim pursuant to this Article XIV, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing (including any bills, records, or other documentation supporting such sums) by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to dispute in writing or pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five Business Days after the date of such notice.

(d)      The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive, or otherwise affect the Indemnifying Party's obligations with respect to such Third Party Claim except to the extent that the Indemnifying Party can demonstrate actual Damages and prejudice as a result of such failure or delay.

Section 14.4     Limitations on Liability.  Notwithstanding anything to the contrary contained in this Article XIV, no party shall be liable for indemnification for breaches of representations and warranties until the aggregate Damages for all breaches of representations and warranties by such party exceed Two Hundred Fifty Thousand dollars ($250,000), at which time such party shall only be liable for indemnification for Damages in excess of such threshold amount.  The $250,000 threshold shall not apply to breaches of the representations and warranties contained in Section 6.1, 6.2, 7.1 and 7.2 of this Agreement.  Notwithstanding anything to the contrary in this Agreement, in no event shall any party be entitled to any incidental, consequential, special, exemplary, or punitive Damages.

Section 14.5      Exclusive Remedy for Monetary Damages.  Except for the parties' rights to specific performance and injunctive relief as described in Section 16.13, the indemnification provided in this Article XIV shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser or Seller in this Agreement.

Section 14.6     Period of Indemnity.  Except as provided in this Section, all representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and shall continue in full force and effect for a period of one (1) year after the Closing Date and thereafter shall terminate, except as to any claim for which written notice shall have been given prior to such date; and provided, further, that all covenants or agreements shall survive in perpetuity, unless and to the extent that such covenant or agreement is limited to a specific period of time in this Agreement or performance of such covenant or agreement has been waived in writing.  Notwithstanding the foregoing, (a) the representations and warranties contained in Section 6.1, 6.2, 6.7, 7.1 and 7.2 of this Agreement shall survive forever; and (b) the representations and warranties contained in Section 6.12, 6.16, 6.18 and 6.20 of this Agreement shall survive until 30 days following the expiration of the applicable statute of limitations.

ARTICLE XV

POST- CLOSING MATTERS

Section 15.1      Further Assurances.  From and after the Closing Date:

(a)       Except as specifically provided otherwise herein, Seller shall assist Purchaser in the orderly transition of the operations of the Branches and shall give such further assurances and execute, acknowledge and deliver all such instruments as may be necessary and appropriate to effectively vest in Purchaser title in the Purchased Assets in the manner contemplated hereby; and

(b)      Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Seller and shall execute, acknowledge, and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities.

Section 15.2     Access to and Retention of Books and Records.  For a period of six (6) years from the Closing Date, each party shall have reasonable access to any books and records of the other party relating to the Purchased Assets and the Assumed Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by Governmental Authorities, for litigation purposes, or for tax or accounting purposes. If such copies or extracts require use of a party's equipment or facilities, the user shall reimburse the other party for all costs incurred, including without limitation employee expenses.

ARTICLE XVI

MISCELLANEOUS

Section 16.1      Expenses.

(a)       Except as otherwise provided herein, Seller and Purchaser shall each pay all of their own out-of-pocket expenses in connection with this Agreement, including investment banking, appraisal, accounting, consulting, professional, and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.

(b)      Purchaser shall pay all (i) recording, filing or other fees, cost and expenses (including without limitation fees, costs and expenses for (x) filing of any forms (including without limitation tax forms) with Governmental Authorities in connection with the transfer of the Real Property, Fixed Assets, or other Purchased Assets, and (y) recording instruments or documents evidencing any transfers of interests in real property); and (ii) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Purchased Assets and Assumed Liabilities including, but not limited to, fees payable to the SBA in connection with the transfer to Purchaser of the SBA Loans.

Section 16.2      Trade Names and Trademarks.

(a)       Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein,  it has, and following the Closing shall have, no interest in or to the names "Independent Bank," "Independent Bank Corporation" or any trade name, trademark or service mark, logo or corporate name of any Seller, or any of its Affiliates.  After the Closing Date, Purchaser shall not use any of the trade names, trademarks, service marks, logos or corporate names of Seller or any of its Affiliates.

(b)      From and after the Closing, Purchaser agrees not to use any forms or other documents bearing Seller's name or logo, or the name or logo of any Affiliate of Seller, without the prior written consent of Seller, which consent may be denied or given in Seller's sole discretion. If such consent is given, Purchaser hereby agrees that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or document.

Section 16.3      Termination; Extension of Closing Date.  This Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as to the liability for actual damages due to a material breach of any representation, warranty or covenant occurring or arising prior to the date of termination and except as set forth in Section 16.13, upon the occurrence of any of the following:

(a)       Upon mutual agreement of the parties;

(b)      Immediately upon receipt by Purchaser or Seller of notice from any Governmental Authority that Purchaser or Seller, as the case may be, has been denied any Regulatory Approval by Final order;

(c)       Upon written notice by either party to the other, if the Closing has not occurred (through no failure by the terminating party to fulfill its obligations hereunder) by September 30, 2012, or such later date mutually agreed upon by the parties in writing; provided however, that such termination date shall automatically be extended until December 31, 2012, if the impediment to Closing is based upon (i) a delay in the receipt of the Purchaser's Regulatory Approvals required by this Agreement, or (ii) an inability to complete the data processing conversion due to circumstances outside the control of Purchaser and Seller;

(d)      By either the Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach by the other of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

(e)       By either Purchaser or Seller, if the parties are unable to agree upon a value adjustment and leasing arrangement pursuant to Section 11.2(d) of this Agreement;

(f)       By Purchaser if Seller is unable to eliminate or remove a Real Property Objection as provided in Section 11.4 of this Agreement; and

(g)      By Seller if the Market Value Adjustment Amount is greater than Three Million Dollars ($3,000,000) as provided in Section 11.5 of this Agreement.

Section 16.4      Modification and Waiver.  No modification of any provision of this Agreement shall be binding unless in writing and executed by the party or parties sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except as otherwise provided in this Agreement or to the extent any such condition is required by law; provided, that, any such waiver must be in writing.

Section 16.5      Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned to any Person without the prior written consent of the other party.

Section 16.6      Confidentiality.

(a)       From and after the date hereof, the parties hereto and their Affiliates shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain a regulatory approval, (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent required by applicable law, regulations or rules of any national securities exchange. This Section shall survive any termination of this Agreement.

(b)      Except as otherwise required by law, regulations or rules of any national securities exchange or as otherwise permitted by this Agreement, the parties hereto shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent, transmitted, or filed by the furnishing party regarding the transactions contemplated hereby. Except as otherwise required by law, regulations or rules of any national securities exchange or as otherwise permitted by this Agreement, the furnishing party shall not send, transmit, or file such notices or communications or otherwise make them public unless and until the consent of the other party is received, which consent shall not be unreasonably withheld or delayed.  This Section shall survive any termination of this Agreement.  The provisions of this subsection shall not apply to any BEA submitted by Purchaser to the MDEQ after the Closing.

(c)      Purchaser and Seller shall issue mutually agreed upon press releases on the date of this Agreement.  Purchaser and Seller shall each furnish to the other copies of the text of all notices, advertisements, information or communications, written or oral, proposed to be sent or transmitted by the furnishing party to Branch Employees, Customers or to the public generally regarding the proposed or actual transfer of Deposit Liabilities, the Purchased Assets or the Assumed Liabilities and/or the purchase and sale of the Branches (including any public notices required to be given by law or regulation in connection with such transactions or applications for approval thereof), and the furnishing party shall not send or transmit such notices, advertisements, information or communications or otherwise make them public unless and until the prior consent of the other party shall have been received (such consent not to be unreasonably withheld or delayed); provided, however, that nothing in this Section 16.6(c) shall prohibit any party from making any press release or announcement that its legal counsel reasonably deems necessary under law, if it makes a good faith effort to obtain the other party's consent to the text of the press release or announcement before making it public.

Section 16.7      Entire Agreement; Governing Law.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to conflicts or choice of law provisions.

Section 16.8      Consent to Jurisdiction; Waiver of Jury Trial.  EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF MICHIGAN, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS PROVISION HAS BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THIS PROVISION SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 16.9      Severability.  In the event that any provision of this Agreement shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

Section 16.10    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

Section 16.11   Notices.  All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party hereto to the other party shall be deemed validly given, made or served, in writing and delivered personally or sent by email, registered or certified mail, overnight delivery, or facsimile transmission, addressed as follows:

If to Seller:

Independent Bank
Attention:  President
230 West Main Street
Ionia, Michigan 48846
Telephone: (616) 447-3933
Facsimile: (616) 447-3930
Email: bkessel@ibcp.com

with a copy to:

Varnum LLP
Attention:  Michael G. Wooldridge
333 Bridge Street NW, Suite 1700
Grand Rapids, Michigan 49504
Telephone:	(616) 336-6903
Facsimile:	(616) 336-7000
Email:	mgwooldridge@varnumlaw.com

If to Purchaser:

Chemical Bank
Attention:  President
235 East Main Street
Midland, Michigan 48640
Telephone:	(989) 839-5269
Facsimile:	(989) 633-0416
Email:	david.ramaker@chemicalbankmi.com

with a copy to:

Warner Norcross & Judd LLP
Attention:  Jeffrey A. Ott
111 Lyon Street NW, Suite 900
Grand Rapids, Michigan  49503
Telephone:	(616) 752-2170
Facsimile:	(616) 222-2170
Email:	jott@wnj.com

Section 16.12    Interpretation.  Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to affect the meaning or interpretation hereof. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.

Section 16.13    Specific Performance.  The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach, and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, the right to seek specific performance and injunctive relief as a remedy for the enforcement hereof.

Section 16.14    No Third Party Beneficiaries.  Except for Persons entitled to indemnification pursuant to Article XIV, (a) the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, and (b) no future or present employee or customer of either of the parties nor their Affiliates, successors or assigns or other Person shall be treated as a third party beneficiary in or under this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

CHEMICAL BANK		INDEPENDENT BANK

By:	/s/ David B. Ramaker	By:	/s/ William B. Kessel

	Name: David B. Ramaker		Name: William B. Kessel
	Title: Chairman, Chief Executive Officer and President		Title: President

Exhibit A

Form of Draft Closing Statement

DRAFT CLOSING STATEMENT

_________, 2012

SELLER: INDEPENDENT BANK, a Michigan banking corporation	PURCHASER: CHEMICAL BANK, a Michigan banking corporation

This Draft Closing Statement is being delivered by Seller pursuant to Section 3.2 of the Purchase and Assumption Agreement dated as of May 23, 2012 by and between Purchaser and Seller (the “Agreement”).  Capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Agreement.

Property:

Northeast Market Area

1.      521 W. Main Street, Gaylord
2.      111 W. Michigan Avenue, Rogers City
3.      118 N. State Street, Hillman
4.      1324 M-32 West, Alpena
5.      1157 S. Otsego, Gaylord
6.      14963 Hubbard Lake, Hubbard Lake
7.      2263 W. Houghton Lake Drive, Houghton Lake
8.      2708 U.S. 23 South, Alpena
9.      114 N. Washington Street, Hale
10.    4452 East County Road F-41, Oscoda
11.    17 E. M-55, Tawas
12.    700 W. Houghton Avenue, West Branch
13.    228 Newman Street, East Tawas
14.    508 Bennett, Rose City
15.    205 N. Bullock Street, Whittemore

BC Market Area

1.      290 E. Columbia Avenue, Battle Creek
2.      1295 Capital Avenue, NE, Battle Creek
3.      1 Bedford Road, N, Battle Creek
4.      2151 W. Columbia Avenue, Battle Creek
5.      9010 E. D-Avenue, Richland
6.      701 N-Avenue, Battle Creek

Calculation Of Estimated Purchase Price:

1.
$_____, which is equal to 3.0% of the average ledger balances of the Deposit Liabilities, excluding Non-Core Deposit Liabilities, associated with the Northeast Market Area for the 20-day period ending five (5) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance has been treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; plus

2.
$_____, which is equal to 4.0% of the average ledger balances of the Deposit Liabilities, excluding Non-Core Deposit Liabilities, associated with the BC Market Area for the 20-day period ending five (5) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance has been treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; plus

3.
$_____, which is equal to 1.50% of the average ledger balances of the Deposit Liabilities where the address listed for the depositor in Seller’s records is outside the BC Market Area and the Northeast Market Area, but excluding (x) any deposit placed with Seller through brokers or other financial intermediaries, (y) certificates of deposit with maturity dates later than 24 months after the Closing Date, and (z) any deposit that Seller obtained or assumed through a bidding process, for the 20-day period ending five (5) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance has been treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; plus

4.	$_____, which is equal to the Real Property Purchase Price; plus

5.
$_____, which is equal to the aggregate net book value of the Fixed Assets and the ATMs as reflected on the general ledgers of the Seller as of the close of business on the fifth Business Day preceding Closing Date; plus

6.	$_____, which is equal to 98.25% of the aggregate outstanding principal amounts of the Loans as of the close of business on the fifth Business Day preceding the Closing Date; plus

7.	$_____, which is equal to the aggregate Accrued Interest on the Loans as of the close of business on the fifth Business Day preceding the Closing Date; plus

8.	$_____, which is equal to the aggregate amount of Cash as of the close of business on the fifth Business Day preceding the Closing Date; plus

9.	$_____, which is equal to the aggregate amount of the Prepaid Expenses as of the close of business on the fifth Business Day preceding the Closing Date; plus

10.	$_____, which is equal to the proration amounts payable by Purchaser as determined in the Agreement;

equals

$_____, which is the amount of the Estimated Purchase Price.

Deposit Liabilities:

1.	The aggregate balance of the Deposit Liabilities as of the close of business on the last Business Day preceding the Closing Date is $______________________.

Safe Deposit Agreements:

1.	The unearned revenue applicable to the Safe Deposit Agreements as of the close of business on the last Business Day preceding the Closing Date is $______________________.

Escrow Amounts:

1.	The aggregate escrow amounts relating to the Loans as of the close of business on the last Business Day preceding the Closing Date is $______________________.

Calculation of Estimated Payment Amount:

$_____, which is equal to the sum of the aggregate balance of the Deposit Liabilities, the unearned revenue applicable to the Safe Deposit Agreements and all escrow amounts relating to the Loans, in each case as of the close of business on the last Business Day preceding the Closing Date; less

$_____, which is equal to the Estimated Purchase Price

equals

$_____, which equals the Estimated Payment Amount.

Seller's Settlement Statement:

CREDITS TO SELLER:

[insert credits]
Total Seller Credits	$

CHARGES TO SELLER:

[insert charges]

Total Seller Charges	$
TOTAL DUE TO/FROM SELLER AT CLOSING	$

Purchaser’s Settlement Statement:

CHARGES TO PURCHASER:

[insert charges]

Total Purchaser Charges	$

CREDITS TO PURCHASER:

[insert credits]

Total Purchaser Credits	$
TOTAL DUE TO/FROM PURCHASER AT CLOSING	$

Disbursements:

[insert disbursements]

TOTAL DISBURSEMENTS	$

SELLER:

INDEPENDENT BANK,
a Michigan banking corporation

By:
Its:

Exhibit B

Form of Warranty Deed

WARRANTY DEED

THE GRANTOR:	INDEPENDENT BANK, a Michigan banking corporation

WHOSE ADDRESS IS:	230 West Main Street Ionia, Michigan 48846,

CONVEYS AND WARRANTS TO THE GRANTEE:	CHEMICAL BANK, a Michigan banking corporation,

WHOSE ADDRESS IS:	235 East Main Street Midland, Michigan 48640,

the real estate situated in the_______________________of __________________, __________________ Country, Michigan, more fully described on Exhibit A attached to this Deed, together with all improvements, fixtures, easements, hereditaments, and appurtenances associated with the real estate ("Property"), subject only to those matters described on Exhibit B attached to this Deed.

[IF LAND IS UNPLATTED, INSERT THE FOLLOWING LANGUAGE:

The Grantor grants to the Grantee the right to make all division(s) under Section 108 of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended ("Act").  In doing so, the Grantor intends to transfer to the Grantee the right to create all available parcels from the Property.  The Grantor intends to transfer to the Grantee the right to make all divisions, bonus divisions and redivisions of the Property as the Grantor may have under the Act, but Grantor makes no representation or warranty as to the number, extent, or nature of such divisions, bonus divisions or redivisions.

This Property may be located within the vicinity of farmland or a farm operation.  Generally accepted agricultural and management practices which may generate noise, dust, odors, and other associated conditions may be used and are protected by the Michigan Right to Farm Act.]

This Deed is given for the consideration set forth in the Real Estate Transfer Tax Valuation Affidavit filed with this Deed.

Dated:	, 2012.

INDEPENDENT BANK, a Michigan banking corporation

By
Its

STATE OF MICHIGAN	)
) ss:
COUNTY OF	)

The foregoing instrument was acknowledged before me this ________________, 2012 by _________________________, the ______________________ of INDEPENDENT BANK, a Michigan banking corporation, on behalf of the banking corporation.

Notary Public, State of Michigan, County of
●	M

By commission expires

Acting in the County of

PREPARED BY AND RETURN TO:
James J. Rabaut
WARNER NORCROSS & JUDD LLP
900 Fifth Third Center
111 Lyon Street, NW
Grand Rapids, Michigan 49503-2487
Telephone: (616) 752-2178

EXHIBIT A

Property

[Insert legal description]

The property address and tax parcel number listed below are provided solely for informational purposes, without warranty as to accuracy or completeness.  If the information listed below is inconsistent in any way with the legal description listed above, the legal description listed above shall control.

Property Address:

Tax Parcel No.:

EXHIBIT B

[Insert Permitted Liens for applicable parcel of Real Property]

Exhibit C

Form of Bill of Sale and Assignment

Bill of Sale, Assignment And
Certificate of Appointment of Successor Custodian

This Bill of Sale, Assignment, and Certificate of Appointment of Successor Custodian is given by Independent Bank, a Michigan banking corporation, (“Seller”), to Chemical Bank, a Michigan banking corporation, (“Purchaser”), in accordance with the Purchase and Assumption Agreement dated as of May 23, 2012 (the “Agreement”), by and between Seller and Purchaser.  Capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Agreement.

1.  Bill of Sale and Assignment.  For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Seller hereby and forever sells, conveys, assigns, transfers, and delivers to Purchaser, all of Seller’s right, title, and interest in and to the Purchased Assets.  Seller hereby agrees to deliver such further instruments evidencing this transfer of ownership as may be requested by Purchaser from time to time.

2.  Condition of Assets.  It is understood and agreed by Purchaser and Seller that the Purchased Assets are being sold, conveyed, assigned, transferred, and delivered in “as is” condition, except as otherwise expressly set forth in the Agreement.  Seller makes no representations or warranties of any character, express or implied, with respect to the Purchased Assets (including without limitation any representation or warranty regarding quality of construction, workmanship, merchantability, or fitness for any particular purpose), income to be derived from the Purchased Assets, or expenses to be incurred with respect to the Purchased Assets, except and to the extent made by Seller in the Agreement.

3.  Appointment of Successor Custodian.  Seller hereby resigns as custodian of the IRA Deposit Liability accounts and hereby appoints Purchaser as successor custodian with respect thereto.

4.  No Other Effect.  Nothing contained in this instrument shall be construed to modify, amend, supersede, or otherwise affect any provision of the Agreement in any respect.

C-1

In Witness Whereof, Seller has caused this Bill of Sale, Assignment, and Certificate of Appointment of Successor Custodian to be executed and delivered to Purchaser by its duly authorized representative as of  , 2012.

INDEPENDENT BANK

By:
Name:
Title:

C-2

Exhibit D

Form of Assumption Certificate

Certificate of Assumption of Liabilities

This Certificate of Assumption of Liabilities is given by Chemical Bank, a Michigan banking corporation (“Purchaser”), to Independent Bank, a Michigan banking corporation, (“Seller”), in accordance with the Purchase and Assumption Agreement dated as of May 23, 2012 (the “Agreement”), by and between Purchaser and Seller.  Capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Agreement.

For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged:

1.              Assumed Liabilities.  Purchaser hereby assumes from Seller and undertakes to duly perform, satisfy, and discharge the Assumed Liabilities.

2.             Fiduciary Duties.  Purchaser hereby accepts Seller’s appointment and designation as successor custodian with respect to each IRA Deposit Liability account. Except for Excluded IRA Deposits, Purchaser hereby assumes from Seller and undertakes to duly perform, satisfy, and discharge Seller’s obligations with respect to each IRA Deposit Liability account, together with all fiduciary duties and obligations of Seller as custodian thereto.

3.           No Other Liabilities.  Except as set forth in this Certificate and the Agreement, Purchaser assumes no other liability or obligation of Seller whatsoever, whether arising before, at, or after the Closing Date, including, without limitation, the Excluded Liabilities.

Purchaser hereby agrees to deliver such further instruments evidencing this assumption of liabilities as may be requested by Seller from time to time.  Nothing contained in this Certificate shall be construed to modify, amend, supersede, or otherwise affect any provision of the Agreement.

[Signature page follows]

D-1

In Witness Whereof, Purchaser has caused this Certificate of Assumption of Liabilities to be executed and delivered to Seller by its duly authorized representative as of  , 2012.

CHEMICAL BANK

By:
Name:
Title:

D-2

Exhibit E

Form of Limited Power of Attorney

LIMITED POWER OF ATTORNEY

THIS LIMITED POWER OF ATTORNEY is dated _________, 2012, by Independent Bank, a Michigan banking corporation (“Seller”), in favor of Chemical Bank, a Michigan banking corporation (“Purchaser”), to be effective as of the date hereof.  Capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Agreement (defined below).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into a Purchase and Assumption Agreement (the “Agreement”) dated May 23, 2012, which provides for the execution of this Limited Power of Attorney by Seller in favor of Purchaser;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Seller hereby appoints and authorizes Purchaser, through any of its authorized officers holding the status of assistant vice president or greater, as the true and lawful attorney-in-fact of Seller to do those things hereinafter set forth in relation to the Purchased Assets, including, without limitation, the Loans, in all cases in the name, place and stead of Seller, but for the benefit and on behalf of Purchaser:

1.           To demand, sue for, endorse, and receive and collect all of the Loans and make any necessary repossessions in connection therewith, and to give effectual receipts, discharges, or terminations for the same;

2.           To endorse any promissory notes or other evidences of obligation relating to the Loans or any of them upon which Seller appears as a payee or is otherwise the holder or assignee and has actual or apparent beneficial interest;

3.           To modify, continue, amend, assign, or terminate any UCC financing statements relating to the Loans or any of them consistent with the terms of the related underlying security agreements;

4.           To prepare any documents of assignment or transfer necessary to satisfy the request of any person, organization, entity or Governmental Authority requesting written evidence of the right of Purchaser to possess and own the Loans and security therefor;

5.           To issue notice to any insurer, guarantor, or debtor (as defined in applicable state law) of the transfer of legal and beneficial interest of Seller in the Loans and related collateral to Purchaser;

6.           To endorse to the benefit of Purchaser any instruments or other documents of payment relating to any of the Loans upon which Seller appears to have any interest;

7.           To give notice, advertise, sell, or otherwise dispose of any collateral held in the name of Seller and securing the Loans or any of them;

8.           To record any evidence of assignment, transfer, modification, or release of any interest in real estate held by Seller and securing the Loans or any of them;

9.           To take any and all additional acts reasonably considered by Purchaser to be necessary or advisable to give full lawful effect to the assignment, transfer and conveyance of the Purchased Assets by Seller to Purchaser.

Seller shall, upon request of Purchaser, execute and deliver to Purchaser such recordable documents as may be necessary or advisable to facilitate Purchaser’s designation as attorney-in-fact for the foregoing purposes.

This Limited Power of Attorney is for the purpose of carrying into effect the transfers contemplated by the Agreement, shall be considered a power coupled with an interest, and shall be deemed an irrevocable and durable power of attorney.

[Signature Page Follows]

Seller has caused this Limited Power of Attorney to be duly executed as of the day and year first above written.

INDEPENDENT BANK

By:
Name:
Title:

STATE OF MICHIGAN	)
) ss:
COUNTY OF	)

Before me, the undersigned, a Notary Public in and for said County and State, on this [___] day of [__________], 2012, personally appeared ___________________________, the ________________ of [____________________] and acknowledged the execution of the foregoing Limited Power of Attorney to be his voluntary act and deed, for the uses and purposes therein set forth.

WITNESS my hand and notarial seal.

Notary Public

Printed Name

My Commission Expires:

County of Residence:

Exhibit F

Form of Closing Statement

CLOSING STATEMENT

_________, 2012  ("Closing Date")

SELLER: INDEPENDENT BANK, a Michigan banking corporation	PURCHASER: CHEMICAL BANK, a Michigan banking corporation

This Closing Statement is executed by the parties pursuant to a Purchase and Assumption Agreement dated as of May 23, 2012 by and between Purchaser and Seller (the “Agreement”).  Capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Agreement.

Property:

Northeast Market Area

1.      521 W. Main Street, Gaylord
2.      111 W. Michigan Avenue, Rogers City
3.      118 N. State Street, Hillman
4.      1324 M-32 West, Alpena
5.      1157 S. Otsego, Gaylord
6.      14963 Hubbard Lake, Hubbard Lake
7.      2263 W. Houghton Lake Drive, Houghton Lake
8.      2708 U.S. 23 South, Alpena
9.      114 N. Washington Street, Hale
10.    4452 East County Road F-41, Oscoda
11.    17 E. M-55, Tawas
12.    700 W. Houghton Avenue, West Branch
13.    228 Newman Street, East Tawas
14.    508 Bennett, Rose City
15.    205 N. Bullock Street, Whittemore

BC Market Area

1.      290 E. Columbia Avenue, Battle Creek
2.      1295 Capital Avenue, NE, Battle Creek
3.      1 Bedford Road, N, Battle Creek
4.      2151 W. Columbia Avenue, Battle Creek
5.      9010 E. D-Avenue, Richland
6.      701 N-Avenue, Battle Creek

Calculation of Estimated Payment Amount:

$_____, which is equal to the sum of the aggregate balance of the Deposit Liabilities, the unearned revenue applicable to the Safe Deposit Agreements and all escrow amounts relating to the Loans, in each case as of the close of business on the last Business Day preceding the Closing Date; less

$_____, which is equal to the Estimated Purchase Price

equals

$_____, which equals the Estimated Payment Amount.

Seller's Settlement Statement:

CREDITS TO SELLER:

[insert credits]
Total Seller Credits	$

CHARGES TO SELLER:

[insert charges]

Total Seller Charges	$
TOTAL DUE TO/FROM SELLER AT CLOSING	$

Purchaser’s Settlement Statement:

CHARGES TO PURCHASER:

[insert charges]

Total Purchaser Charges	$

CREDITS TO PURCHASER:

[insert credits]

Total Purchaser Credits	$
TOTAL DUE TO/FROM PURCHASER AT CLOSING	$

Disbursements:

[insert disbursements]

TOTAL DISBURSEMENTS	$

Purchaser and Seller acknowledge and agree that:

1.	All contingencies and conditions to this closing have been met or waived.

2.	They have read this Closing Statement, approve it and authorize the disbursement of funds and documents in accordance with it.

3.
This Closing Statement may be signed in original or by facsimile and in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be one complete document.

SELLER:	PURCHASER:

INDEPENDENT BANK,	CHEMICAL BANK,
a Michigan banking corporation	a Michigan banking corporation

By:	By:
Its:	Its:

EXHIBIT A

Tax Proration

[insert]

Exhibit G

Form of Final Statement

FINAL STATEMENT

_________, 2012

SELLER: INDEPENDENT BANK, a Michigan banking corporation	PURCHASER: CHEMICAL BANK, a Michigan banking corporation

This Final Statement is delivered by Seller pursuant to Section 3.3 of the Purchase and Assumption Agreement dated as of May 23, 2012 by and between Purchaser and Seller (the “Agreement”).  Capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Agreement.

Calculation Of Purchase Price:

1.
$_____, which is equal to 3.0% of the average ledger balances of the Deposit Liabilities, excluding Non-Core Deposit Liabilities, associated with the Northeast Market Area for the 20-day period ending two (2) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance has been treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; plus

2.
$_____, which is equal to 4.0% of the average ledger balances of the Deposit Liabilities, excluding Non-Core Deposit Liabilities, associated with the BC Market Area for the 20-day period ending two (2) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance has been treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; plus

3.
$_____, which is equal to 1.50% of the average ledger balances of the Deposit Liabilities where the address listed for the depositor in Seller’s records is outside the BC Market Area and the Northeast Market Area, but excluding (x) any deposit placed with Seller through brokers or other financial intermediaries, (y) certificates of deposit with maturity dates later than 24 months after the Closing Date, and (z) any deposit that Seller obtained or assumed through a bidding process, for the 20-day period ending two (2) Business Days prior to the Closing Date, provided that, for purposes of calculating this premium, any Deposit Liability with a negative balance has been treated as having a zero balance for each day during the 20-day calculation period that the balance is negative; plus

4.	$_____, which is equal to the Real Property Purchase Price; plus

5.	$_____, which is equal to the aggregate net book value of the Fixed Assets and the ATMs as reflected on the general ledgers of the Seller as of the close of business on the Closing Date; plus

6.	$_____, which is equal to 98.25% of the aggregate outstanding principal amounts of the Loans as of the close of business on the Closing Date; plus

7.	$_____, which is equal to the aggregate Accrued Interest on the Loans as of the close of business on the Closing Date; plus

8.	$_____, which is equal to the aggregate amount of Cash as of the close of business on the Closing Date; plus

9.	$_____, which is equal to the aggregate amount of the Prepaid Expenses as of the close of business on the Closing Date; plus

10.	$_____, which is equal to the proration amounts payable by Purchaser as determined in the Agreement;

equals

$_____, which is the amount of the Purchase Price.

Deposit Liabilities:

1.	The aggregate balance of the Deposit Liabilities as of the close of business on the Closing Date is $______________________.

Safe Deposit Agreements:

1.	The unearned revenue applicable to the Safe Deposit Agreements as of the close of business on the Closing Date is $______________________.

Escrow Amounts:

1.	The aggregate escrow amounts relating to the Loans as of the close of business on the Closing Date is $______________________.

Calculation of Adjusted Payment Amount:

$_____, which is equal to the sum of the aggregate balance of the Deposit Liabilities, the unearned revenue applicable to the Safe Deposit Agreements and all escrow amounts relating to the Loans, in each case as of the close of business on the Closing Date; less

$_____, which is equal to the Purchase Price

equals

$_____, which is equal to the Adjusted Payment Amount.

Seller's Settlement Statement:

CREDITS TO SELLER:

[insert credits]
Total Seller Credits	$

CHARGES TO SELLER:

[insert charges]

Total Seller Charges	$
TOTAL DUE TO/FROM SELLER AT CLOSING	$

Purchaser’s Settlement Statement:

CHARGES TO PURCHASER:

[insert charges]

Total Purchaser Charges	$

CREDITS TO PURCHASER:

[insert credits]

Total Purchaser Credits	$
TOTAL DUE TO/FROM PURCHASER AT CLOSING	$

Disbursements:

[insert disbursements]

TOTAL DISBURSEMENTS	$

SELLER:

INDEPENDENT BANK,
a Michigan banking corporation

By:
Its:

EXHIBIT A

Tax Proration

[insert]